UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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GTT Communications, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GTT COMMUNICATIONS, INC.

April 30, 2019

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of GTT Communications, Inc. to be held at 10:00 a.m., local time, on, Wednesday, May 29, 2019, at our offices, 7900 Tysons One Place, Suite 1450, McLean, Virginia 22102.

At the annual meeting, you will be asked to (1) elect ten directors, (2) vote on a non-binding advisory resolution approving the compensation of our named executive officers, (3) ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the current year ending December 31, 2019, and (4) approve, on a non-binding, advisory basis, the frequency of future stockholder advisory votes approving the compensation of our named executive officers. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote in favor of the election of each nominated director and in favor of Proposals 2 and 3 and for every one year on Proposal 4.

If you plan to attend the annual meeting, we request that you please provide at least two business days advance notice of your intent to attend by contacting Chris McKee, our General Counsel and Secretary, at (703) 442-5500. Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope, or vote electronically at www.voteproxy.com, as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the annual meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting by proxy will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support of GTT Communications.

Very truly yours,

/s/ Richard D. Calder, Jr.
Richard D. Calder, Jr.
President and Chief Executive Officer

GTT COMMUNICATIONS, INC.

7900 Tysons One Place

Suite 1450

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 29, 2019

The Annual Meeting of Stockholders of GTT Communications, Inc., a Delaware corporation, will be held at 10:00 a.m., local time, on Wednesday, May 29, 2019, at our offices, 7900 Tysons One Place, Suite 1450, McLean, Virginia 22102 for the following purposes:

1.                                             To elect ten directors to serve for a one-year term expiring at the 2020 Annual Meeting or until their successors are duly elected and qualified or their earlier resignation or removal;

2.                                             To hold a non-binding advisory vote on the compensation of our named executive officers;

3.                                             To ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2019;

4.                                             To hold a non-binding, advisory vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers; and

5.                                             To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on April 1, 2019 are entitled to notice of, and to vote at, the annual meeting.

All stockholders are cordially invited to attend the meeting and vote in person. If you plan to attend the annual meeting, we request that you please provide at least two business days advance notice of your intent to attend by contacting the undersigned at (703) 442-5500. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose, or to vote electronically at www.voteproxy.com as promptly as possible. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

/s/ Chris McKee
Chris McKee
General Counsel and Secretary

McLean, Virginia

April 30, 2019

GTT COMMUNICATIONS, INC.

7900 Tysons One Place

Suite 1450

McLean, Virginia 22102

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of GTT Communications, Inc., a Delaware corporation (the “Company,” “we” or “us”), by our Board of Directors for use at our Annual Meeting of Stockholders, or the “Annual Meeting,” to be held on Wednesday, May 29, 2019 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at our offices, 7900 Tysons One Place, Suite 1450, McLean, Virginia 22102.

These proxy solicitation materials will be first mailed on or about April 30, 2019 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on April 1, 2019, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 56,279,604 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of our outstanding common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee may vote the shares with respect to matters that are considered to be “routine,” but may not vote the shares with respect to “non-routine” matters. At the Annual Meeting, the ratification of the appointment of our independent registered public accounting firm (Proposal 3) is a matter considered “routine” under applicable rules, while each of our other proposals is considered “non-routine” under applicable rules. Because brokers have authority to vote at the Annual Meeting, broker votes will be counted towards establishing a quorum at the Annual Meeting.

Assuming that a quorum is present, approval of each proposal presented to the Annual Meeting will require the affirmative vote of a majority of shares of common stock present in person or by proxy at the meeting and entitled to vote on such proposal. Notwithstanding the foregoing, our Bylaws provide that if the election of our Board of Directors is contested (the number of nominees exceeds the number of directors to be elected), the election will be by plurality vote. Under plurality voting, the director nominee with the most votes for a particular seat is elected for that seat. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and the inspector of elections will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast as proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes are not counted as votes cast and will therefore have no effect on the outcome of the vote to approve each proposal presented at the Annual Meeting.

Whether or not a stockholder plans to attend the Annual Meeting, a stockholder may vote by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose or by voting electronically at www.voteproxy.com. If a stockholder attends the Annual Meeting, the stockholder may vote in person even if the stockholder had previously returned a proxy card or voted electronically.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed. If a proxy is signed and returned without instructions for voting with respect to each proposal described in this proxy statement, the shares will be voted “for” of the ten director nominees named in proposal 1, “for” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as set forth in proposal 2, “for” the ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm as set forth in proposal 3, for a frequency of “1 year” for holding non-binding, advisory votes on named executive officer compensation as set forth in proposal 4, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote before the Annual Meeting.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation

We will bear the cost of soliciting proxies, including the cost associated with preparing, assembling, printing and mailing this proxy statement. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Stockholders who wish to present proposals for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2020 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the “Exchange Act”, by the Securities and Exchange Commission, or the “SEC”, may do so by following the procedures described in Rule 14a-8 and in our by-laws. Stockholder proposals made under Rule 14a-8 intended to be included in our proxy statement and form of proxy relating to our 2020 Annual Meeting of Stockholders must receive by our Secretary not later than January 1, 2020, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. However, if the date of the 2020 annual meeting of stockholders is changed by more than 30 days from the first anniversary of the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2020 annual meeting of stockholders. Any proposal must comply with the requirements as to form and substance established by the SEC and our by-laws for such proposal to be included in our proxy statement.

It is the policy of our Nominating Committee to consider nominations for candidates to our Board of Directors that are properly submitted by our stockholders in accordance with our by-laws. Under our current by-laws, proposals of business and nominations for directors other than those to be included in our proxy materials following the procedures described in Rule 14a-8 may be made by any stockholder who was a stockholder of record at the time of the giving of notice provided for in our by-laws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in our by-laws (i.e., notice must be timely given and contain the information required by the by-laws). To be timely, such a notice with respect to the 2020 Annual Meeting of Stockholders must be delivered to our Secretary no earlier than one hundred twenty (120) days prior to the date of such annual meeting and not later than ninety (90) days prior to the date of such annual meeting, unless the date of the 2020 Annual Meeting is advanced by more than thirty (30) days or delayed by more than seventy (70) days from the anniversary date of the 2019 Annual Meeting, in which event the by-laws provide different notice requirements. Stockholders should submit their proposals and nominations to GTT Communications, Inc., 7900 Tysons One Place, Suite 1450, McLean, Virginia 22102, Attention: Corporate Secretary. The Nominating Committee will evaluate candidates for the position of director recommended by stockholders in the same manner as candidates from other sources and will determine whether to interview any candidates or seek any additional information.

Annual Report and Other Matters

Our annual report on Form 10-K for the year ended December 31, 2018, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

The proxy statement and our annual report on Form 10-K are both available free of charge at http://www.gtt.net/investor-relations. We will provide, without charge, additional copies of our annual report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, to each stockholder of record as of the record date who requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our executive offices set forth in this proxy statement. We encourage you to vote via the Internet by following the links to the proxy statement and annual report on Form 10-K, which are both available at www.voteproxy.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. The number of directors on our Board of Directors is currently fixed at ten. At each annual meeting of stockholders, directors will be elected for one-year terms to succeed the directors whose terms are expiring. Richard D. Calder, Jr., H. Brian Thompson, S. Joseph Bruno, Rhodric C. Hackman, Howard Janzen, Theodore B. Smith III, Nick Adamo, Elizabeth Satin, Julius Erving and Benjamin Stein each have been nominated by our Board of Directors’ Nominating and Governance Committee for election or re-election for one-year terms expiring in 2020. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “for” each of the nominees named herein.

Nominees for Director Standing for Election

Richard D. Calder, Jr., 55, has served as our Chief Executive Officer and Director since May 2007. Prior to joining us, from 2004 to 2006, Mr. Calder served as President & Chief Operating Officer of InPhonic, Inc., a publicly-traded online seller of wireless services and products. From 2001 to 2003, Mr. Calder served in a variety of executive roles for Broadwing Communications, including as President, Business Enterprises and Carrier Markets. From 1996 to 2001, Mr. Calder held several senior management positions with Winstar Communications, ultimately serving as President of the company’s South Division. In 1994, Mr. Calder co-founded Go Communications, a wireless communications company, and served as its Vice President of Corporate Development until 1996. Prior to co-founding Go Communications, Mr. Calder held a variety of marketing, business development, and engineering positions with MCI Communications and Tellabs. Mr. Calder received a Master of Business Administration from Harvard Business School and received a Bachelor of Science in Electrical Engineering from Yale University. We believe Mr. Calder’s role as our Chief Executive Officer, together with his extensive relevant industry experience, qualify him for election to the Board of Directors.

H. Brian Thompson, 80, has served as Chairman of our Board of Directors since January 2005 and as our Executive Chairman since October 2006. From January 2005 until October 2006 and from January 2007 until May 2007, Mr. Thompson also served as our Chief Executive Officer. Mr. Thompson continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc., focused on both start-up companies and consolidations taking place in the information/telecommunications business areas both domestically and internationally. From December 2002 to June 2007, he was Chairman of Comsat International, one of the largest independent telecommunications operators serving all of Latin America. He previously served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September 2000. Mr. Thompson also served as Chairman and CEO of LCI International, Inc. from 1991 until its sale to Qwest Communications International, Inc. in June 1998. He became Vice Chairman of the Board for Qwest until his resignation in December 1998. From 1981 to 1990, Mr. Thompson served as Executive Vice President of MCI Communications Corporation. He currently serves as a member of the board of directors of Pendrell Corporation and Penske Automotive Group, Inc., and also served as a member of the board of directors of Sonus Networks, Inc. and Axcelis Technologies Inc. Mr. Thompson served as the Co-Chairman for the Americas and is currently on the Executive Committee of the Global Information Infrastructure Commission, a multinational organization launched in Brussels in 1995 to chart the role of the private sector in the developing global information and telecommunications infrastructure. He serves as a member of the Irish Prime Minister’s Ireland-America Economic Advisory Board. Mr. Thompson received his Master of Business Administration from Harvard’s Graduate School of Business and holds an undergraduate degree in Chemical Engineering from the University of Massachusetts. We believe Mr. Thompson’s extensive relevant industry experience, as both an executive officer and board member of communications companies, together with his investing experience, qualify him for election to the Board of Directors.

S. Joseph Bruno, 70, has been a Director since 2007. Mr. Bruno has served since 2004 as President and CEO of Building Hope, a private foundation that develops and finances real estate facilities for charter schools. From 2001 to 2004, Mr. Bruno served as Senior Consultant- eHealth Division of BCE Emergis, an eCommerce service provider in the health and financial services sectors, where he focused on financial reporting, mergers and acquisitions, and tax compliance. From 2000 to 2002, Mr. Bruno also served as Director, International Operations for Carey International. From 1995 to 2000, Mr. Bruno was Senior Vice President, Chief Financial Officer and Corporate Secretary of United Payors & United Providers, Inc., a publicly-traded service provider in the health care industry. From 1989 to 1995, he was a partner at Coopers & Lybrand LLP which merged with Pricewaterhouse to form PricewaterhouseCoopers. From 1986 to 1989, Mr. Bruno served as Senior Vice President of Operations and Chief Financial Officer of Jurgovan & Blair, Inc., a health care and information technology services provider, and from 1971 to 1986, he was employed by KPMG Peat Marwick LLP, an international public accounting firm, including six years as a partner. Mr. Bruno currently serves on a number of boards in the charter school sector, including Somerset Preparatory Academy Public Charter School, the Center City Public Charter Schools, the Florida Consortium of Public Charter Schools, Idaho Charter School Network, and Friends of Choice in Urban Schools. He also chairs the Board of Medstar Georgetown University Hospital. Mr. Bruno has been a certified public accountant since 1972. Mr. Bruno received a B.A. in Finance and Accounting from the University of Maryland. We believe Mr. Bruno’s extensive financial reporting experience, together with his managerial experience as both an executive officer and director, qualify him for election to the Board of Directors.

Rhodric C. Hackman, 71, has been a Director since 2005 and has served as Lead Independent Director since 2008. From January 2005 to October 2006, Mr. Hackman served as our President and Secretary. In October 1999, Mr. Hackman co-founded Mercator Capital L.L.C., a merchant and investment bank focused on communications, media and technology. Mr. Hackman has been a partner of Mercator Capital and its affiliates since formation. From 1981 to 1999 Mr. Hackman served in a corporate finance role within several investment banking firms including Kidder Peabody & Co., PricewaterhouseCoopers Securities and Hackman, Baring & Co. Mr. Hackman also served as a line officer in the US Navy where he supervised, operated and managed shipboard nuclear reactors. Mr. Hackman also serves on the Board of Directors of NCB Management Services, Inc. Mr. Hackman received a B.S. from the United States Naval Academy majoring in Applied Mathematics and an M.B.A. from Cornell University. We believe Mr. Hackman’s extensive experience in corporate finance regarding telecommunications companies qualifies him for election to the Board of Directors.

Howard E. Janzen, 65, has been a Director since 2006. Mr. Janzen has served as CEO and Chairman of several communications and energy companies. He was the Executive Chairman of Cool Planet Energy Systems from December 2016 until January 2019, and previously served as its President and Chief Executive Officer since May 2012. He currently serves as a member of the Cool Planet board of directors, which position he has held since 2012. Mr. Janzen was the Chief Executive Officer of One Communications, the country’s largest privately held multi-regional supplier of integrated telecommunications solutions to businesses, from March 2007 until its sale to Earthlink on April 1, 2011. From January 2004 to September 2005 he served as President of Sprint Business Solutions, the business unit serving Sprint’s global business customer base. From May 2003 to January 2004, he was President of Sprint’s Global Markets Group, a division of Sprint serving both consumer and business customers. From 1994 until October 2002, Mr. Janzen served as President and Chief Executive Officer, and Chairman from 2001 to 2002, of Williams Communications Group. Beginning in 1979, Mr. Janzen served in a number of leadership roles in Williams’ energy and natural gas pipeline businesses. Mr. Janzen currently serves as a member of the Board of Directors for Vocera Communications. Mr. Janzen also served on the board of directors of Sonus Networks. Mr. Janzen earned Bachelor of Science and Master of Science degrees in metallurgical engineering from The Colorado School of Mines and is a licensed Professional Engineer. He completed the Harvard Business School Program for Management Development. Mr. Janzen was named a Colorado School of Mines Distinguished Achievement Medalist and was inducted into the University of Tulsa, College of Engineering and Natural Sciences Hall of Fame. Mr. Janzen also serves as a member of the Board of Directors of Bye Aerospace Inc., a privately held aerospace engineering and technology company. He is the Commissioner and Chairman Emeritus of the Global Information Infrastructure Commission and also serves as a member of the Board of Directors for HeritX, Inc., an inherited cancer prevention initiative, the Colorado School of Mines Foundation, Denver Area Boy Scouts of America and the University of Denver Graduate School of Professional Psychology, each a non-profit organization. We believe Mr. Janzen’s extensive relevant industry experience, as both an executive officer and board member of communications companies, qualifies him for election to the Board of Directors.

Theodore B. Smith, III, 56, has been a Director since 2007 and currently serves as Managing Member at GHS Partners LLC, a management company that focuses on wealth enhancement through investment management and runs Piping Rock Advisors LLC, an investment and venture consulting business. From 2010 to 2018, Mr. Smith served as Managing Director of Canrock Ventures, an early-stage venture fund. He previously served as the Chairman and Chief Executive Officer of John Hassall, Inc., a privately held manufacturer of specialty aerospace and automotive fasteners from 2004 until 2014, when he successfully sold the business to Novaria Group, LLC. From 1997 to 2004, Mr. Smith served as President of John Hassall, Inc. and from 1989 to 1997 he served in various positions in manufacturing and sales for John Hassall, Inc. Prior to John Hassall, Inc., Mr. Smith worked at Bear Sterns in Risk Arbitrage and Institutional Equities. He earned a Bachelor of Arts degree in Economics and Art History from Colgate University and completed the Stanford Executive Program, the Harvard Business School Programs for Management Development, as well as the Stanford Directors College at Stanford Law School program for corporate boards. Mr. Smith is a member of the National Association of Corporate Directors. Mr. Smith also serves on the board of the Alberleen Group, an independent investment bank and merchant banking firm; Rogers Investment Advisors K.K., a licensed Tokyo-headquartered asset management company specializing in Asian Alternative investment products; and Personal Wines (Pervino, Inc.), a premier provider of personalized wines and Estate Wine Brokers. Mr. Smith also served on the board of Crowdster, a peer-to-peer crowed engagement platform focused on fundraising for non-profits from 2010 to 2017. He is also actively involved with a number of non-profits, including the Whitney Museum’s Photography Committee, Autism Speaks and is a Trustee of the North Shore Land Alliance. We believe Mr. Smith’s extensive experience, as both an executive officer and director, qualifies him for election to the Board of Directors.

Nick Adamo, 55, has been a Director since 2016. He is currently retired after having served in various capacities at Cisco Systems, Inc. since 1995, where in his last role he served as Senior Vice President of the Global Service Provider segment, an organization that oversees global sales, service delivery, and engineering for Cisco’s top service provider customers. Before that, Mr. Adamo was Senior Vice President for the Americas region of Cisco, where he managed more than 6500 employees in the United States, Canada and Latin America. Previously he was Senior Vice President for the newly formed Global Segments & Architecture team of Cisco where he played a critical role in defining and leading Cisco’s strategy for aligning Cisco’s resources to deliver unique business and technology solutions. Before that, Mr. Adamo was Senior Vice President of Cisco for the service provider business globally. Mr. Adamo has recently been elected as Non-Executive Chairman of the Board of Commvault Systems, Inc., a globally recognized leader in Enterprise Data Management Software focused on Backup and Restore Services based in Tinton Falls, NJ. Mr. Adamo also is a member of the Board of Directors for Blue Danube Systems, a private company providing innovative mobile wireless access solutions that significantly and cost-effectively increase network capacity and enhance quality of service for Service Providers globally. He serves on the Board of Directors of Lookout, a San Francisco based mobile security company, providing security solutions to both private and business mobile devices. In addition, Mr. Adamo serves on the Board of Inwood House, a not-for-profit organization in the New York City Area dedicated to helping at-risk teens take charge of their lives and become healthy and self-reliant adults. Mr. Adamo holds a Bachelor of Science degree in computer engineering from Columbia University. We believe Mr. Adamo’s deep working knowledge and experience from both enterprise and service provider market segments qualifies him to serve on our Board of Directors.

Elizabeth Satin, 57, has been a Director since 2016. Since 2009, she has served as Senior Vice President and head of Mergers & Acquisitions North America at Wolters Kluwer, a leading global information services company. Before her current position, Ms. Satin was Managing Director from 2008-2009 at Jordan Edmiston, a boutique media and communications investment bank. From 1998-2008 Ms. Satin served as Managing Director focused on the media and communications and private equity industries at Lehman Brothers, where she served in various capacities since 1989. Ms. Satin holds a Bachelor’s degree in International Relations and Semiotics from Brown University, and earned an MBA with honors in Finance from the NYU Stern School of Business. We believe Ms. Satin’s extensive industry knowledge and skills as a leader of transactions qualifies her for election to the Board of Directors.

Julius Erving, 69, has been a Director since 2018. Internationally recognized as Dr. J, Mr. Erving currently serves as founder and managing member of Dr. J Enterprises, which manages the merchandising, media and philanthropic involvement of the Julius “Dr. J” Erving brand. Mr. Erving’s business affiliations have generated close to $2.5 billion in revenue and brand value for his partners and clients. He has served on various boards of directors, including LCI International, Converse, Darden Group, Thomas Jefferson University Hospital, Meridian

Bank, Philadelphia Parks and Recreation Commission, Saks Fifth Avenue, The Sports Authority, The University of Massachusetts, Widener University and Williams Communications. Mr. Erving holds a Bachelor’s degree in business management and an honorary doctorate from the University of Massachusetts, as well as honorary degrees from Temple University and Philadelphia University. We believe Mr. Erving’s 40 years of experience as a sports leader, business executive, entrepreneur and director qualifies him for election to the Board of Directors.

Benjamin Stein, 33, will join as a Director upon his election. Since 2005, he has served as a Managing Member of the general partner and the investment adviser of The Spruce House Partnership LP, an investment partnership he co-founded in 2005 which invests in public and private companies globally and seeks to invest alongside owner-operater management teams that are focused on growing the value of their companies over the long term. Mr. Stein also serves on the board of Colliers International Group, Inc., one of the largest commercial real estate services companies in the world, and of The Africa Center, a New York-based institution focused on African business, culture and policy. Mr. Stein holds a Bachelor of Arts in International Relations from the University of Pennsylvania. We believe Mr. Stein’s extensive experience in corporate finance and his focus on long-term value creation qualifies him for election to the Board of Directors.

Information Relating to Corporate Governance and the Board of Directors

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Our Board of Directors has adopted charters for the Audit, Compensation and Nominating and Governance Committees describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, Stock Ownership Guidelines, and a Code of Business Conduct and Ethics Policy, which includes our whistleblower guidelines. We post on our website, at www.gtt.net, the charters of our Audit, Compensation and Nominating and Governance Committees and our Corporate Governance Guidelines, Stock Ownership Guidelines and Code of Business Conduct and Ethics. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. We intend to disclose on our website any amendments to or waivers of a provision of our Code of Business Conduct and Ethics made with respect to our directors or executive officers.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of GTT Communications, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters will be sent to the indicated directors.

The Audit Committee

The role of the Audit Committee is (1) to oversee the accounting and financial reporting processes of our Company and the audits of the financial statements of our Company, (2) to provide assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our Company’s internal audit function and independent registered public accounting firm, and (3) to prepare the report of the Audit Committee required by the rules promulgated by the SEC to be included in the Company’s annual proxy statement or other SEC filings. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our Company’s accounting and financial reporting process and audits of the financial statements of our Company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of the financial statements of our Company; reviews the proposed scope of such audit; reviews accounting and financial controls of our Company with our financial accounting staff; and, unless otherwise delegated by our Board of Directors to another committee, reviews and approves transactions, if any, between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Bruno, Smith and Hackman and Ms. Satin, each of whom is an independent director of our Company under the New York Stock Exchange, or “NYSE,” Marketplace Rules and

under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors previously determined that all members of the Audit Committee meet the requirements for financial literacy and that Mr. Bruno qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Bruno serves as the Chairman of the Audit Committee.

The Compensation Committee

The role of the Compensation Committee includes (1) overseeing the Company’s compensation and benefits generally and (2) determining, or recommending to our Board of Directors for determination, the compensation of our Chief Executive Officer, other executive officers and the members of the Board of Directors. This includes:

•                  establishing and reviewing our overall compensation philosophy;

•                 reviewing management proposals regarding compensation philosophy and compensation plans and guidelines for our Chief Executive Officer and other executive officers, and reporting its conclusions to the Board of Directors;

•                 reviewing and approving the goals and objectives relevant to our Chief Executive Officer’s compensation and establishing and approving the compensation of our Chief Executive Officer;

•                 annually reviewing with our Chief Executive Officer the performance and compensation of the other executive officers, and presenting its findings to the Board of Directors;

•                 reviewing and approving employment, post-employment consulting, severance and change in control arrangements and supplemental benefits for our Chief Executive Officer and other executive officers;

•                 overseeing the administration of our employee benefit plans, incentive compensation plans and equity- based plans;

•                  overseeing regulatory compliance with respect to compensation matters;

•                  reviewing the risk profile of the Company’s compensation policies and practices on an annual basis, and presenting its findings to the Board of Directors; and

•                  reviewing and recommending to the full Board of Directors the compensation of non-employee directors.

The Compensation Committee also prepares the report of the Compensation Committee required by the rules promulgated by the SEC to be included in the Company’s annual proxy statement. In fulfilling its responsibilities, the Compensation Committee is authorized to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee or to engage outside compensation consultants and advisors.

Information regarding our Company’s processes and procedures for the consideration and determination of executive and director compensation is addressed below under the heading “Executive Compensation - Compensation Discussion and Analysis”. The Compensation Committee currently consists of Messrs. Janzen, Hackman, Smith, Adamo and Erving. Mr. Janzen serves as the Chairman of the Compensation Committee.

The Nominating and Governance Committee

The role of the Nominating and Governance Committee includes selecting, or recommending to our Board of Directors for selection, the individuals to stand for election as directors at each annual meeting of our stockholders or, if applicable, a special meeting of our stockholders, overseeing the selection and composition of committees of our Board of Directors, overseeing our management continuity planning processes, and reviewing and updating our corporate governance policies, as applicable. The Nominating and Governance Committee identifies and reviews the qualifications of new director nominees consistent with selection criteria established by our Board of Directors and recommends the slate of nominees for inclusion in our Company’s proxy statement.

The Nominating and Governance Committee’s process for selecting nominees to our Board of Directors is described in more detail below under the heading “Nominating and Governance Committee’s Process for Selecting Nominees to the Board of Directors”. The Nominating and Governance Committee is also responsible for conducting the periodic evaluation of the performance of our Board of Directors and its committees and for considering questions of independence and possible conflicts of interest of members of our Board of Directors and executive officers. The Nominating and Governance Committee currently consists of Messrs. Smith, Janzen, Bruno and Erving. Mr. Smith serves as the Chairman of the Nominating and Governance Committee.

Nominating and Governance Committee’s Process for Selecting Nominees to the Board of Directors

The Nominating and Governance Committee considers candidates for membership to our Board of Directors who are suggested by its members and other Board of Directors members, as well as by management, stockholders and other interested parties. The Nominating and Governance Committee may also retain a third-party search firm to identify candidates from time to time.

Stockholders can recommend prospective nominees for our Board of Directors by writing to our corporate secretary at our Company’s corporate headquarters. Any stockholder nomination must be timely submitted in compliance with the procedures described in our by-laws and include the information and confirmations regarding the stockholder and the nominee described in our by-laws.

The Nominating and Governance Committee’s assessment of a nominee’s qualification for Board of Directors membership includes, among other things, the following criteria:

•                  experience, background and diversity;

•                  personal qualities and characteristics, accomplishments and reputation in the business community;

•                  knowledge and contacts in the communities in which we conduct business and in our industry or other industries relevant to our business;

•                  ability and expertise in various activities deemed appropriate by the Board of Directors; and

•                  fit of a candidate’s skills, experience and personality with those of other directors in maintaining an effective, collegial and responsive Board of Directors.

The initial determination to seek a Board candidate is usually based on the need for additional Board members to fill vacancies or to expand the size of the Board of Directors, although the decision can also be based on the need for certain skill sets or qualifications, such as financial expertise. The Nominating and Governance Committee’s process for identifying and evaluating nominees for director is the same no matter who makes the recommendation.

Once the Nominating and Governance Committee has determined, in consultation with other Board members if appropriate, that additional consideration of a candidate is warranted, the Nominating and Governance Committee may, or it may request third parties to, gather additional information about the prospective candidate’s background, experience and independence. Following review of this information, if the Nominating and Governance Committee determines it is appropriate to proceed, the Nominating and Governance Committee or other members of the Board of Directors will generally interview the prospective candidate. The Nominating and Governance Committee then evaluates the prospective nominee against the standards and qualifications set forth above and such other relevant factors that the Nominating and Governance Committee or the Board of Directors deems appropriate, including the current composition of the Board and the candidate’s personal qualities, skills, characteristics and experience. To foster and maintain a diversity of viewpoints, backgrounds and experiences on the Board of Directors, the Nominating and Governance Committee evaluates the mix of personal qualities, skills, characteristics and experience of the directors and assesses the nominees and potential candidates in the context of the current composition of the Board of Directors and our requirements. The Nominating and Governance Committee periodically reviews and makes recommendations regarding the composition and size of the Board of Directors to ensure that our Board of Directors membership consists of persons with sufficiently diverse backgrounds.

Following this evaluation, if the Nominating and Governance Committee believes that the prospective candidate is qualified for nomination, generally the Nominating and Governance Committee will make a recommendation to the full Board of Directors, and the full Board of Directors will make the final determination whether the candidate should be nominated to the Board of Directors.

Directors Not Receiving Majority Vote

Our Corporate Governance Guidelines, which can be found on our website at http://www.gtt.net in the Investor Relations / Corporate Governance section, state that if any incumbent director does not receive a majority of the votes cast in any non-contested election of directors, then our Nominating and Governance Committee may request the written resignation of that director. If such a resignation is requested, then the Board of Directors will decide within 90 days after certification of the election results whether to accept or reject the resignation, or whether other action should be taken. If the Board of Directors does not accept the resignation, the Board will disclose its decision and reasons therefor in a press release and/or Current Report on Form 8-K filed with the SEC. If the Board accepts the resignation, the Nominating and Governance Committee will recommend to the Board and the Board will thereafter determine whether to fill the vacancy or reduce the size of the Board. Any director who tenders his or her resignation pursuant to this provision will not participate in the proceedings of either the Nominating and Governance Committee or the Board with respect to his or her own resignation offer.

Board Leadership Structure

Our Chairman of the Board of Directors position is separate from the position of Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board of Directors to lead our Board of Directors in its fundamental role of providing advice to, and oversight of, management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors believes that having separate positions is the appropriate leadership structure for our Company at this time and allows each of the positions to be carried out more effectively than if one person were tasked with both the day-to-day oversight of our business as well as leadership of our Board of Directors. Our Chairman and our Chief Executive Officer work closely together to set the agenda for meetings of the Board of Directors and stockholders and to facilitate information flow between the Board of Directors and management.

Our Board of Directors has the necessary flexibility to determine whether the positions of Chairman of the Board of Directors and Chief Executive Officer should be held by the same person or by separate persons based on the leadership needs of our Company at any particular time.

Role of the Board of Directors in Risk Oversight

The Board of Directors has an active role in overseeing our risk management. In this regard, the Board of Directors regularly reviews and discusses information presented by management regarding our business and operations risks, including information and risks related to our long-term business strategy, actual and planned financial position and operational performance, industry trends and their potential impact on us, our competitive positioning, potential acquisitions and divestitures, our technology and market direction and regulatory and compliance matters, among others. The Board of Directors also reviews and approves corporate objectives and financial plans on an annual basis. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management, as described below. Senior management regularly reports to the Board or the appropriate committee of the Board on areas of material risk to our Company, which may include financial, legal and regulatory risks, and operational, cyber and strategic risks.

The Audit Committee oversees management of financial risks, including but not limited to accounting matters, tax positions, insurance coverage, interest rate and foreign exchange risk, and security of our Company’s cash reserves. In particular, the Audit Committee focuses on financial risk, including any risk related to our internal controls, and receives an annual risk assessment review from our Company’s internal auditors. The Audit Committee discusses with management major financial risk exposures, including data security risks, and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies.

The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees, and in this regard the Compensation Committee strives to create incentives that limit the level of risk-taking behavior consistent with our Company’s business strategy. Our management evaluates the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking. The Compensation Committee annually reviews that evaluation and discusses with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on our Company. Based on the most recent annual review, we do not believe that our incentive programs are reasonably likely to have a material adverse effect on the Company.

The Nominating and Governance Committee oversees risks associated with the independence and possible conflicts of interest of the Board of Directors. The Nominating and Governance Committee charter also requires the Nominating and Governance Committee to review our Company’s risk exposure relating to the committee’s other functions and to provide guidance to the Board regarding its overall risk oversight responsibilities. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks by committee reports as well as periodic advice and counsel from expert advisors.

Board and Committee Meetings

Our Board of Directors held a total of 5 meetings during the fiscal year ended December 31, 2018. During the fiscal year ended December 31, 2018, the Audit Committee held 9 meetings, the Compensation Committee held 6 meetings and the Nominating and Governance Committee held 3 meetings. During 2018, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he or she was a member. One member of our Board of Directors was present in person at our 2018 annual meeting and an additional six members of our Board of Directors participated telephonically. While we do not have an official policy regarding director attendance at our Annual Meeting of Stockholders, director attendance is encouraged.

Independence of Members of Our Board of Directors

The Nominating and Governance Committee of our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Messrs. Bruno, Hackman, Janzen, Smith, Adamo, Erving, Stein and Ms. Satin are independent directors, within the meaning of director independence within the NYSE and SEC rules, including Rule 10A-3(b)(1) under the Exchange Act. Furthermore, our Board has determined that each member of each of the committees of the Board is independent within the meaning of NYSE and SEC director independence standards.

Executive Sessions of Independent Directors

Executive sessions of independent directors are held periodically. Executive sessions do not include non-independent directors and the Lead Independent Director is responsible for chairing the executive sessions. No Executive sessions of independent directors were held in 2018.

Stock Ownership Policy

On December 4, 2015, the Board of Directors adopted and approved our Stock Ownership Guidelines Policy, or the “Stock Ownership Policy,” which sets forth minimum stock ownership requirements applicable to our Chief Executive Officer, Chairman of the Board of Directors, non-employee directors, and the Chief Executive Officer’s direct reports. Under the Stock Ownership Policy, each of our Chief Executive Officer and Chairman of the Board of Directors is required to hold equity in the Company with a value that is at least equal to six-times their respective base salary. Non-employee directors are required to hold equity in the Company with a value that is at least equal to five-times their respective annual retainer and the Chief Executive Officer’s direct reports are required to hold equity in the Company with a value that is at least equal to four-times their respective base salary. For purposes of the Stock Ownership Policy, equity includes shares for which the executive or director has direct or indirect ownership, shares represented by amounts invested in a 401(k) plan or deferred compensation plan maintained by the Company or an affiliate, unvested restricted stock and restricted stock units subject to time-based vesting and shares held in the Employee Stock Purchase Plan. Unexercised stock options and unvested restricted stock and restricted stock units subject to performance-based vesting do not count as equity held for purposes of the Stock Ownership Policy until earned and vested. The Stock Ownership Policy establishes that the compliance period for reaching these guidelines is the later of five years from the implementation of this policy, or joining the Company as an executive or becoming a member of the Board of Directors. The Stock Ownership Policy also includes certain share retention obligations that apply during an individual’s compliance period. Individuals covered by the Stock Ownership Policy must take any annual retainer or cash bonus in equity until he or she meets the equity holding requirements of the Stock Ownership Policy. The Stock Ownership Policy is available on our website at http://www.gtt.net/investor-relations/.

DIRECTOR COMPENSATION

Overview of Director Compensation

In 2018, we compensated the non-employee members of our Board of Directors through a mixture of cash and equity-based compensation. We fix the compensation of the non-employee members of our Board of Directors after the annual meeting of stockholders in each year, effective from July 1 of that year until June 30 of the following year.

For the twelve month period ending on June 30, 2018, each non-employee director was granted a restricted stock award valued at $175,000 (based on the share price as of the grant date), which vested on June 30, 2018, and was paid an annual retainer of $50,000, which was payable in arrears in equal quarterly installments. The chairperson of each of our Audit Committee, Compensation Committee and Nominating and Governance Committee and the chairperson of our ad hoc advisory committee received an additional annual retainer of $25,000, $15,000, $10,000 and $10,000, respectively, which was payable in arrears in equal quarterly installments. Further, each director that served as a member of our Audit Committee, Compensation Committee, Nominating and Governance Committee and ad hoc advisory committee (other than the chairperson of each such committee) received an additional annual retainer of $5,000, $4,000, $3,000 and $3,000, respectively, which was payable in arrears in equal quarterly installments.

For the twelve month period ending on June 30, 2019, each non-employee director has been granted a restricted stock award valued at $175,000 (based on the share price as of the grant date), which will vest on June 30, 2019, and is being paid an annual retainer of $70,000, which is payable in arrears in equal quarterly installments. The chairperson of each of our Audit Committee, Compensation Committee and Nominating and Governance Committee and the chairperson of our ad hoc advisory committee is receiving an additional annual retainer of $25,000, $20,000, $15,000, and $15,000, respectively, which is payable in arrears in equal quarterly installments. Further, each director that served as a member of our Audit Committee, Compensation Committee, Nominating and Governance Committee and ad hoc advisory committee (other than the chairperson of each such committee) is receiving an additional annual retainer of $10,000, $7,500, $5,000, and $5,000, respectively, which is payable in arrears in equal quarterly installments.

For the fiscal year ended December 31, 2018 Messrs. Hackman, Smith and Adamo and Ms. Satin participated in and Mr. Hackman served as Chairman of the ad hoc advisory committee. We reimbursed our directors for reasonable travel and other expenses incurred in connection with attending meetings of our Board of Directors and its committees.  All retainers were paid in cash, stock or a mixture of cash and stock, at each director’s election.

2018 Director Compensation Table

The following table presents information regarding the compensation earned by or paid to our non-employee directors in the calendar year ended December 31, 2018. Mr. Thompson, the Chairman of our Board of Directors, and Mr. Calder, our Chief Executive Officer and President, each serve on our Board of Directors but did not receive compensation for their service as directors during 2018. The compensation paid to Mr. Thompson and Mr. Calder as employees during the year ended December 31, 2018 is set forth in the “Summary Compensation Table” in the “Executive Compensation” Section.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Nick Adamo(3)	69,750	175,000	244,750
S. Joseph Bruno(3)	89,000	175,000	264,000
Julius Erving(3)	66,251	175,000	241,250
Rhodric C. Hackman(3)	85,750	175,000	260,750
Howard E. Janzen(3)	81,500	175,000	256,500
Elizabeth Satin(3)	71,500	175,000	246,500
Theodore B. Smith, III(3)	88,250	175,000	263,250

(1)         Non-employee members of the Board of Directors’ retainers were paid in cash, stock or a mixture of cash and stock, at each director’s election. For stock awarded in lieu of cash, the stock award is issued on the last day of the quarter and is fully vested upon grant. Each of Messrs. Adamo, Bruno, Erving, Janzen and Smith and Ms. Satin elected to receive all or a portion of their fees in stock in lieu of cash in the following amounts, $69,750, $44,500, $43,438, $81,500, $57,000 and $60,000, respectively.

(2)         Amount reflects the aggregate grant date fair value of stock awards, computed in accordance with FASB ASC Topic 718. See Note 11 of the “Notes to Consolidated Financial Statements — Share-Based Compensation” in our Annual Report on Form 10-K for the year ending December 31, 2018 for a discussion of assumptions made in determining the value of our stock awards. On July 1, 2018 each non-employee member of the Board of Directors received a stock award of 3,889 restricted shares that vests in its entirety on June 30, 2019, subject to the applicable director’s continued service through such date.

(3)         As of December 31, 2018, this director held 3,889 unvested shares of restricted stock.

Compensation Committee Interlocks and Insider Participation

During 2018, Messrs. Janzen, Hackman, Smith, Adamo and Erving served as members of the Compensation Committee. Mr. Hackman served as President and Secretary of the Company during the period from January 2005 until October 2006. No other member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

REPORT WITH RESPECT TO THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of CohnReznick LLP, an independent registered public accounting firm, has audited the consolidated financial statements of our Company for the fiscal years ended December 31, 2018 and 2017, respectively. We anticipate that representatives of CohnReznick LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions. Our Company anticipates that CohnReznick LLP will provide assistance during 2019 with respect to review of our Company’s quarterly filings with the SEC.

The aggregate fees billed to our Company by CohnReznick LLP for the fiscal years ended December 31, 2018 and 2017 are as follows:

	2018	2017
Audit Fees(1)	$1,001,970	869,178
Audit Related Fees(2)	634,979	204,500
Tax Fees(3)	—	—
Other Fees	—	—
Total	$1,636,949	1,073,678

(1)         Audit Fees consist of fees incurred for the audits of our annual financial statements and the review of our interim financial statements included in our quarterly reports on Form 10-Q for the first three quarters of each fiscal year.

(2)         Audit-Related Fees consist of fees incurred for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the category “Audit Fees.”

(3)         Tax Fees consist of fees billed for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning.

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided. 100% of the services provided to us by CohnReznick LLP for Audit Fees and Audit Related Fees, as shown in the table above, were approved by the Audit Committee in accordance with this pre-approval policy and procedure.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of our Company’s independent auditor. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of our Company’s internal controls procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed our Company’s financial statements for the years ended December 31, 2018 and 2017 and our Company’s Sarbanes-Oxley compliance plan with our Company’s management. The Audit Committee also reviewed with CohnReznick LLP, our Company’s independent registered public accounting firm, the results of their audit. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 1301, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. This discussion included, among other things, the quality of our Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in our Company’s financial statements, including the disclosures related to critical accounting policies and practices used by our Company. The Audit Committee has reviewed permitted services under the rules of the SEC as currently in effect and discussed with CohnReznick LLP their independence from management and our Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board in Rule 3526 Communication with Audit Committees, and has considered and discussed the compatibility of non-audit services provided by CohnReznick LLP with that firm’s independence. In addition, the Audit Committee discussed the rules of the SEC that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in our Company’s annual report on Form 10-K for the year ended December 31, 2018.

Respectfully submitted by the Audit Committee,

Joseph Bruno, Chair
Rhodric C. Hackman
Theodore B. Smith, III
Elizabeth Satin

MANAGEMENT

The following paragraphs provide information as of the date of this proxy statement about our current executive officers.

H. Brian Thompson, the Chairman of our Board of Directors, and Richard D. Calder, Jr., our Chief Executive Officer and President, also serve on our Board of Directors and their biographical information can be found above under the heading “Nominees for Director Standing for Election”. The biographical information for our other executive officers is set forth below.

Michael Sicoli, 48, is our Chief Financial Officer, leading our global finance group, including financial operations, external reporting, investor relations, and all banking and advisory relationships, as well as our human resources, real estate and SMB division. Mr. Sicoli joined our Company in April 2015. Mr. Sicoli has over 20 years of broad financial experience in the telecommunications industry.  Prior to joining us, and since April 2013, Mr. Sicoli served as principal of MTS Advisors, LLC, a consulting and advisory services firm he founded. From August 2010 until its sale to Lightower Fiber Networks in April 2013, he served as Chief Executive Officer of Sidera Networks, a privately-owned provider of tailored, high capacity communications services to large enterprise, carrier and data center customers. Prior to joining Sidera Networks, Mr. Sicoli served as the Chief Financial Officer of RCN Corporation, a publicly-traded competitive broadband service provider, from 2005 until its sale to a private equity firm in August 2010. Mr. Sicoli also served as a director of Lumos Networks, a fiber-based bandwidth infrastructure and service provider in the Mid-Atlantic region prior to its sale in 2017. Mr. Sicoli holds a Bachelor of Arts in Economics from The College of William and Mary and an MBA from The University of Virginia, Darden Graduate School of Business Administration.

Chris McKee, 50, is our General Counsel and Executive Vice President, Corporate Development and corporate secretary for the Board of Directors. Mr. McKee has held this position since he joined us in April 2008. Mr. McKee is responsible for all the Company’s corporate legal requirements and supplier management as well as the development of strategic business opportunities for our Company, including all merger and acquisition activities. Mr. McKee has over 20 years of broad legal experience in the telecommunications industry. Prior to joining us, he served as General Counsel for StarVox Communications where he was responsible for the company’s legal department, mergers and acquisitions, employment law, litigation, and legal support for the sales teams. Mr. McKee also formerly served as Vice President and Assistant General Counsel for Covad Communications where he headed Covad’s Washington, DC office and directed the federal and state regulatory compliance and advocacy efforts for the company. Mr. McKee previously worked for XO Communications, Net2000 Communications and was in private practice in Washington, DC as an Associate at Dickstein Shapiro and Cooley LLP. Mr. McKee also serves as a director of Cool Technologies (NASDAQ: WARM), which is developing heat dispersion technologies for use in various product platforms worldwide. Mr. McKee received a Bachelor of Arts from Colby College and a law degree from Syracuse University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section describes the Company’s executive compensation program as it relates to our “named executive officers” for the year ended December 31, 2018. Our named executive officers for 2018 were as follows.

•                  H. Brian Thompson - Executive Chairman of the Board of Directors

•                  Richard D. Calder, Jr. - Chief Executive Officer and President

•                  Chris McKee - General Counsel and Executive Vice President, Corporate Development

•                  Michael Sicoli - Chief Financial Officer

Executive Summary

The Company focuses on the cloud networking service industry and 2018 was a successful year for the Company. During 2018, our management team accomplished many performance goals. We successfully:

•                  increased revenue to $1,491 million, a 80.1% increase over 2017, and

•                  increased Adjusted EBITDA (described below) to $363 million, a 63.8% increase over 2017.

These accomplishments demonstrate a substantial effort and achievement by our management and establish the basis for the total compensation our Compensation Committee approved for 2018. In addition, the goals established for 2018 were based in part on the continued momentum of our management in driving growth.

We believe our grants of equity and performance shares have aligned the interests of our executives with those of the stockholders and contributed to the above market performance of the Company’s stock price as demonstrated below.

The following performance graph compares the relative changes in the cumulative total return of our common stock for the period from December 31, 2013 to December 31, 2018, against the cumulative total return for the same period of (1) The Standard & Poor’s (S&P) 500 Index, (2) The Standard & Poor’s (S&P) Telecom Select Industry Index, and (3) NASDAQ Telecommunications Index. The comparison below assumes $100 was invested on December 31, 2013 in each of our common stock, the S&P 500 Index, the S&P Telecom Select Industry Index, and NASDAQ Telecommunications Index.

* $100 invested on 12/31/13 in stock or index. Fiscal year ending December 31.

Copyright © 2018, S&P Dow Jones Indices LLC, a division of S&P Global. All rights reserved.

We operate in a highly competitive and challenging environment. Accordingly, we have designed our compensation and benefits program and philosophy to attract, retain and motivate talented, qualified and committed executive officers who share our philosophy and desire to work toward our goals. It is designed to reward both individual performance and the performance of our Company as a whole. We strongly believe in rewarding achievement of quantifiable corporate goals, and this emanates from our belief that sustained strong financial performance is an effective means of delivering long-term stockholder value. To support these compensation objectives, we strive to provide a competitive total compensation package to our executive officers that we believe:

•                  links executive compensation to the achievement of both near-term corporate targets and long-term business objectives and strategies,

•                 aligns the interests of our executive officers with those of our stockholders and supports the strategic direction of our business,

•                 reflects the level of accountability and future potential of each executive and the achievement of outstanding individual results,

•                 includes a substantial portion of compensation that is “performance-based”,

•                 provides our executives with total compensation opportunities that are competitive for comparable positions at companies with whom we compete for talent, and

•                  reflects internal pay equity.

The primary elements of our compensation program consist of base salary, annual cash incentive compensation and long-term equity incentive compensation. We aim to establish base salaries that are competitive with those of executives employed by similar firms. We also ensure that a significant portion of executive compensation is earned through the annual cash incentive compensation and long-term equity incentive compensation. The value of incentive compensation is largely based on our financial performance and is intended to motivate employees by aligning their interests with those of our stockholders, thereby giving them a stake in our growth and encouraging the continuance of their service with us. Given our relative size and the fast growth we have experienced, we have determined to take a relatively simple approach to compensating our named executive officers.

Our executives are also eligible to participate in benefit plans that are generally available on the same terms to our U.S.-based employees, including medical, dental, vision, group life and accidental death and dismemberment insurance, short- and long-term disability insurance and our 401(k) savings plan. We do not currently provide any additional perquisites to our executive officers. We have entered into employment agreements with certain of our named executive officers that provide for severance and change in control benefits. The employment agreements with our named executive officers are described below under the heading “Employment Arrangements with our Named Executive Officers”.

Compensation Best Practices

Our compensation programs are meant to attract, motivate and retain executive talent. The following highlights what we do and what we don’t do (have never done or discontinued) within our executive compensation program:

What We Do:

•                  Pay for Performance - A significant portion of our total compensation opportunity is based on performance.

•                  Compensation Risk Assessment - We mitigate undue compensation risk, including by utilizing caps on potential payments and multiple financial performance metrics for our incentive plans, as well as through robust Board and Board Committee processes to identify and manage risk.

•                  Share Ownership Guidelines - We have stringent share ownership guidelines and we review compliance annually.

•                  Independent Compensation Consultant - The Compensation Committee engages a compensation consulting firm and the Compensation Committee performs an annual evaluation of the independence of the compensation consultant under the Dodd-Frank Act standards.

What We Don’t Do:

•                  No Tax Gross-Ups - We do not provide for excise tax “gross-ups” in our change in control severance agreements and we do not provide tax reimbursement or tax “gross-ups” on any perquisites.

•                  No Stock Option Repricing Without Stockholder Approval - We do not permit repricing of underwater stock options or stock appreciation rights without stockholder approval.

•                  No Perquisites - We provide no perquisites to our executives.

•                  No Pension Plans — We do not provide our executives with any benefits beyond those offered to all employees.

Setting Executive Compensation

The Compensation Committee, which is comprised exclusively of independent directors, has responsibility for executive compensation and benefits, including cash incentive compensation and equity-based plans. When setting the overall amount of executive compensation, and the mix of pay elements that make up executive compensation, our Compensation Committee considers many factors including our overall Company financial and operating performance, the performance of the individual executive, internal pay parity across our executive officers, compensation paid to officers in comparable positions at similarly situated companies, the alignment of interests of our executive officers and our stockholders and our ability to attract and retain qualified and committed individuals.

Consideration of 2018 Advisory Vote on Executive Compensation

In 2018, we asked our stockholders, through an advisory vote, to approve the compensation of our named executive officers for the 2017 fiscal year. The 2018 advisory vote received strong support from stockholders, garnering the approval of 91% of the votes cast on the proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. Although the results of the say on pay vote are advisory and not binding on the Company, the Board or the Compensation Committee, we value the opinions of our stockholders and take the results of the say on pay vote into account when making decisions regarding the compensation of our named executive officers. As part of ongoing efforts to be responsive to the concerns of our investors regarding our executive compensation programs and to reward outstanding operational and financial performance, the Compensation Committee will, in consultation with its independent compensation consultant, continue to consider changes to our compensation programs as appropriate in response to input from stockholders and evolving factors such as the business environment and competition for talent.

Role of the Compensation Committee

As discussed above under the heading “Information Relating to Corporate Governance and the Board of Directors - The Compensation Committee”, the Compensation Committee is responsible for all compensation decisions related to all of the Company’s executive officers.

During the first quarter of each year, the Compensation Committee (1) determines any adjustments to base salaries, (2) sets corporate performance metrics applicable to our short term incentive and/or long term incentive programs for the new fiscal year, and (3) grants long term incentive awards for each executive officer. The annual compensation process also includes the Committee’s evaluation of the Company’s performance against the performance metrics set for the just-concluded fiscal year and also evaluates each executive officer’s performance then determines amounts payable or earned under our short term incentive and long term incentive programs.

In determining the appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets in executive session with the Executive Chairman. In determining compensation levels of all our other executive officers, the Compensation Committee meets in executive session with our Chief Executive Officer. Our Chief Executive Officer annually reviews the performance of each of our other named executive officers with the Compensation Committee.

Role of the Compensation Consultant

The Compensation Committee has retained Pearl Meyer as its independent compensation consultant. Pearl Meyer reports directly to the Compensation Committee and does not provide any services to the Company other than those requested by the Chairperson of the Compensation Committee or his or her designee. Pearl Meyer provides the Compensation Committee with advice on a broad range of executive compensation matters. The scope of their services includes the following:

•                  apprising the Committee of compensation-related trends and regulatory developments in the marketplace,

•                  assessing the composition of the peer companies used for comparative purposes,

•                  providing the Committee with an assessment of the market competitiveness of the Company’s executive compensation opportunities and programs,

•                  identifying any potential changes to the executive compensation program to maintain market competitiveness and ensure consistency with business strategies, good governance practices and alignment with shareholder interests, and

•                  reviewing the proxy statement and the Compensation Discussion and Analysis included in the proxy statement.

During fiscal 2018, Pearl Meyer attended meetings of the Compensation Committee as requested.

The Compensation Committee requires that its compensation consultants be independent. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Compensation Committee.

The Role of Competitive Compensation Market Data

The Compensation Committee, in consultation with management and Pearl Meyer, considers multiple data sources when reviewing compensation information to ensure that the data reflects compensation practices of relevant companies in terms of size, industry and geographic location. Among other factors, management considers the following information in connection with its recommendations to the Compensation Committee regarding compensation for our named executive officers:

•                  data from salary and equity compensation surveys that include companies of a similar size, based on market capitalization, revenues and other factors, and

•                  data regarding compensation for certain executive officer positions from recent proxy statements and other SEC filings of peer companies, which include direct industry competitors, and non-industry companies with which the Company commonly competes for executive talent.

The Compensation Committee also undertakes an annual review of the potential peer group in order to ensure that the comparisons are relevant and appropriate for compensation purposes, while recognizing that it is in a dynamic competitive market and that the comparative factors constantly evolve. As part of its review of the peer group in 2018, the Compensation Committee considered the Company’s rapid growth over the past several years in revenue, adjusted EBITDA, market capitalization, enterprise value and other criteria. As a result of these factors, the 2018 peer group was revised to provide a more relevant comparison based on the similarity of companies in size and operational complexity. In 2018, based on input from Pearl Meyer, the Compensation Committee approved the following peer group of companies for 2018 for purposes of providing comparative data on the base salary, cash incentive compensation, equity compensation and total direct compensation of our executive officers:

Akamai Technologies	j2 Global, Inc.	ViaSat
Cogent Communications Holdings, Inc.	Mitel Networks Corp.	Vonage Holdings Corp.
CyrusOne	QTS Realty Trust	Zayo Group Holdings Inc.
Endurance Int’l Group Holdings, Inc.	RingCentral, Inc.
F5 Networks	Unisys

In order to obtain information about competitive pay levels, Pearl Meyer conducted a review of our total compensation program for the executive officers, and Pearl Meyer provided feedback to management and the Compensation Committee regarding the competitiveness and reasonableness of such compensation structure.

The Compensation Committee considers competitive market compensation but does not adhere to a firm target percentile within the compensation market data or otherwise rely solely on such data when making compensation decisions for our named executive officers. The Compensation Committee strives to incorporate flexibility into our executive compensation program and the assessment process to respond to and adjust for the evolving business environment and the value delivered by our named executive officers.

Pay Elements & Mix

Our compensation program consists of the following pay elements to our executive officers in varying combinations to accomplish our compensation objectives:

•                  base salary,

•                  annual cash incentive compensation,

•                  annual equity-based compensation (e.g., time-based restricted stock grants),

•                  performance awards of equity-based compensation (e.g., restricted stock/unit grants) tied to specific strategic, business and financial goals,

•                  certain employee benefits, and

•                  employment agreements that provide for severance and change in control protection.

We set each executive’s base salary at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and a level of contribution to our overall business goals. We utilize annual cash incentive compensation to reward achievement of corporate and individual performance goals and to reward performance achievements within the past fiscal year. We utilize equity-based compensation and awards tied to the achievement of strategic business and financial goals of our Company, in each case subject to both time and performance-based vesting, under our equity incentive plans to provide long-term rewards for Company performance achievements, which we believe encourages performance over the longer term and aligns executives’ interest with those of our stockholders. For our named executive officers, other than Mr. Thompson who does not participate in our incentive programs, the equity compensation portion of total annual target compensation is higher than the cash compensation.

The Compensation Committee, from time to time, may also grant performance equity awards (as described below under the heading “Performance-Based Equity Awards”) tied to strategic financial objectives, which may or may not be attained, outside of our regular annual grant practice. These performance-based awards have a three to five year performance period in which to achieve the performance requirements. These awards are also taken into account when the Compensation Committee approves annual grants each year to the executive officers. We believe that our allocation of compensation between base salary and incentive compensation, between cash and equity and between short-term and long-term incentives (shown in the graphs below) are appropriate to achieve the objectives of our compensation program.

Base Salary

We annually review the base salaries of our named executive officers, and their respective responsibilities, performance and experience. We adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities. Our Chief Executive Officer will recommend annual base salaries with respect to the other executives to the Compensation Committee, but the Compensation Committee has ultimate responsibility for approving the base salaries of all our executive officers. For 2018, each of our named executive officers received an increase in their respective base salaries.

The following table shows the base salary of each named executive officer for 2017 and 2018 and the percentage increase for 2018.

Name	2017 Base Salary ($)	Percentage Increase (%)	2018 Base Salary ($)
H. Brian Thompson(1)	250,000	40.0%	350,000
Richard D. Calder, Jr. (2)	525,000	9.5%	575,000
Chris McKee(2)	350,000	7.1%	375,000
Michael T. Sicoli(2)	350,000	7.1%	375,000

(1)         Mr. Thompson’s annual base salary increased from term to term as Executive Chairman of our Board of Directors from $250,000 during July 1, 2017 through June 30, 2018 to $350,000 during July 1, 2018 through June 30, 2019.

(2)         The annual base salaries of our other named executive officers were effective on a calendar year basis from January 1, 2017 through December 31, 2017 and from January 1, 2018 through December 31, 2018.

Annual Incentives (Cash Incentive Payments)

We provide an annual cash incentive opportunity to all our executive officers, except for Mr. Thompson. Cash incentive payments are based upon an evaluation of both our Company’s performance and the performance of the individual executive. Both Company and individual performance is measured based on the achievement of quantifiable performance objectives established by the Compensation Committee at the beginning of our fiscal year.  For 2018, the Company performance objectives were with respect to Adjusted EBITDA (as described below), revenue and net installations.

For 2018, the threshold, target and maximum bonus award opportunities for each of our executive officers, as a percentage of base salary, are set forth in the table below. For purposes of calculating the overall bonus amount for each executive officer: (1) the percentages shown apply separately to the bonus components for Adjusted EBITDA, revenue and net installations, (2) for any performance between the levels shown awards are interpolated and (3) the contribution of each component to the overall bonus is weighted based on a factor assigned by the Compensation Committee.

2018 Annual Cash Incentive Award Opportunity Ranges

Name	Threshold Payout Opportunity as a Percent of Salary (%)	Target Payout Opportunity as a Percent of Salary (%)	Maximum Payout Opportunity as a Percent of Salary (%)
Richard D. Calder Jr.	54	100	200
Chris McKee	39.6	73.4	146.8
Michael T. Sicoli	39.6	73.4	146.8

The following table summarizes the 2018 performance measures, associated weightings and goals for each of the executive officers under the plan, including actual performance achievement.

Annual Cash Goals	Weighting	Threshold ($) (in millions)	Target ($) (in millions)	Maximum ($) (in millions)	2018 Actual Performance Achievement ($) (in millions)		% Achieved		Accelerators/ Decelerators(3)
Adjusted EBITDA	50%	347.1	377.3	452.8	369.0	(1)	97.8		89.0
Revenue	20%	1,451.8	1,512.3	1,701.3	1,508.7	(1)	99.8		98.1
Net Installations	20%	(1.4)	(0.9)	0.9	—	(2)	—	(2)	—	(2)
Personal Performance Objectives	10%	Determined on an individual basis for each executive

(1)         For purposes of the plan, we evaluate our results on a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency results by converting our current-period local currency financial results using prior-period exchange rates and comparing these adjusted amounts to our prior-period reported results. Not using a constant currency basis, Adjusted EBITDA would have been $363.1 million and Revenue would have been $1,490.9 million.

(2)         The Company was below the threshold for the target net installations component.

(3)         For 2018, the Company achieved 97.8% of its Adjusted EBITDA target, resulting in a cash incentive payment for this component equal to 89.0% of the target amount.  For 2018, the Company achieved 99.8% of its revenue target, resulting in a cash incentive payment for this component equal to 98.1% of the target amount. The Company did not achieve the minimum threshold of its target net installations for 2018, resulting in no cash incentive payment for this component.

•                  EBITDA is an acronym for Earnings Before Interest, Tax, Depreciation and Amortization. Adjusted EBITDA is a financial metric commonly used in the industry in which we operate, and we describe how it is calculated from our financial statements in our Annual Report on Form 10-K under the heading “Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)”. The Compensation Committee selected Adjusted EBITDA and revenue as elements of the target cash incentive because they are consistent with how peers and investors evaluate performance. Net installations is a good measure of organic growth and is calculated as total installations less total churn. We included net installations as a component of the cash incentive program to provide an incentive for our management team to continue to expand our business through organic growth and to maximize customer retention.

Our achievement of the Company performance metrics set forth above resulted in a cash incentive payment for the corporate components equal to 71.3% of the target, and the following annual cash incentive payments were made to the executive officers for performance in 2018 pursuant to our plan. The Compensation Committee determined that the level of achievement of each of our named executive officers for their personal performance objectives was also 71.3% of the target amount.

Name	Target Bonus Award Opportunity (as a % of salary)	2018 Target Award Opportunity ($)	2018 Actual Incentive Payment (% of Target Award Opportunity)	2018 Actual Incentive Payment ($)
Richard D. Calder, Jr.	100%	575,000	71.3%	409,719
Chris McKee	73.4%	275,063	71.3%	195,953
Michael T. Sicoli	73.4%	275,063	71.3%	195,953

Equity-Based Compensation

We utilize different instruments to deliver equity-based compensation on an annual basis to our executive officers. The mix of long-term incentive instruments is determined annually by the Committee, and for 2018 consisted of restricted stock awards and the performance-based restricted stock award.

Restricted Stock Awards. Each year, the Committee determines a fixed dollar value of the restricted stock award for each executive. The Committee evaluates competitive levels of equity for comparable positions in the market, based on data provided by the Committee’s independent compensation consultant. The Committee then determines a final fixed dollar value for each of our executive officers. Restricted stock awards generally vest over four years with 25% vesting on the first anniversary of the grant date and the remaining balance in twelve equal installments over the following three years subject to continued employment with the Company.

The following table shows the restricted stock grants made to the named executive officers in 2018.

	Restricted Stock Awards
Name	Grant Date		Shares (#)	Value ($)
H. Brian Thompson	7/1/2018	(1)	7,778	350,010
Richard D. Calder, Jr.	4/24/2018	(2)	38,349	1,854,174
	7/1/2018	(4)	10,000	450,000
	7/1/2018	(5)	10,000	450,000
	11/7/2018	(3)	140,000	5,409,600
Chris McKee	4/24/2018	(2)	22,558	1,090,679
	11/7/2018	(3)	87,500	3,381,000
Michael T. Sicoli	4/24/2018	(2)	22,558	1,090,679
	11/7/2018	(3)	87,500	3,381,000

(1)         The award to Mr. Thompson was made to him in his capacity as the Executive Chairman of our Board of Directors. This amount represents two times the value of the annual equity award made to the non-employee members of the Board of Directors. This award vests in full on June 30, 2019, subject to his continued service with the Company.

(2)         These restricted stock awards vest as to 25% of the shares underlying the grant on February 23, 2019 and the remaining balance in twelve equal quarterly installments over the following three years, subject to the executive’s continued service with the Company.

(3)         These restricted stock awards vest as follows: (i) 15% of the shares will begin vesting if the Company achieves $2.5 billion in annualized revenue on or before December 31, 2021 and will continue to vest in eight equal quarterly installments over two years; (ii) 15% of the shares will begin vesting if the Company achieves $3.0 billion in annualized revenue on or before December 31, 2021 and will vest in four equal quarterly installments over one year; (iii) 15% of the shares will begin vesting if the Company achieves $725 million in annualized Adjusted EBITDA on or before December 31, 2021 and will continue to vest in eight equal quarterly installments over two years; (iv) 15% of the shares will begin vesting if the Company achieves $900 million in annualized Adjusted EBITDA on or before December 31, 2021 and will continue to vest in four equal quarterly installments over one year; (v) 20% of the shares will begin vesting if the Company achieves $2.50 per share of annualized Adjusted Free Cash Flow (Adjusted Free Cash Flow is described below) on or before December 31, 2021 and will continue to vest in eight equal quarterly installments over two years; and (vi) 20% of the shares will begin vesting if the Company achieves $5.00 per share of annualized Adjusted Free Cash Flow on or before December 31, 2021 and will continue to vest in four equal quarterly installments over one year. During the vesting period of the performance grants, vesting would continue only if the achievement of previous targets is maintained. If any performance metric is not achieved on or before December 31, 2021, the shares tied to that performance metric will be forfeited, and if any performance metric is achieved time-vesting of the shares tied to that performance metric may continue to vest after December 31, 2021. In all cases, vesting is subject to the executive’s continued service with the Company through each vesting date.

(4)         This equity award vests as to 25% of the shares underlying the grant on the first anniversary of the grant date and the remaining balance in twelve equal quarterly installments over the following three years, subject to continued service with the Company.

(5)         This one-time 2018 performance award will vest if the Company achieves two quarters in a row of positive net installations of monthly recurring revenue, subject to Mr. Calder’s continued service with the Company at the vesting date.

Performance-Based Equity Awards. Our Company has granted multi-year performance-based awards as a component of long-term incentive compensation since 2011. The Committee believes that multi-year performance-based awards provide a challenging incentive to significantly grow the Company. These performance-based restricted stock awards are settled in shares of stock that vest over either one or two years following the achievement of the relevant performance objectives. The performance-based awards are designed to reward sustainable, profitable growth consistent with our strategic plan.

Our performance-based awards have a three-, four- or five-year performance period in which to achieve the specific financial objectives and the Company may achieve the performance objectives earlier in the performance period. If the Company does not achieve the financial performance objectives during the performance period, the portion of the award not reached is forfeited.

2017 Performance-Based Restricted Stock Award. In November 2017, the Company announced that it was within reach of achieving its previous performance-based plan established in 2015 to achieve $1.0 billion in revenue and $250 million in Adjusted EBITDA. In connection with this announcement, the Company then established its next financial objectives of achieving $2.0 billion of revenue and $550 million of Adjusted EBITDA, another doubling of the Company’s revenues and Adjusted EBITDA. The 2017 performance plan has a four-year performance period ending December 31, 2021.

The following outlines the specific financial objectives for the 2017 performance-based award. The performance period for this grant is through December 31, 2021. Specifically, these grants will be earned and vest as follows:

•                  25% of the shares will begin vesting if the Company achieves $1.5 billion in annualized revenue on or before December 31, 2021 and then will vest from and after the date of such achievement in eight equal quarterly installments over the two-year period following such achievement;

•                  25% of the shares will begin vesting if the Company achieves $2 billion in annualized revenue on or before December 31, 2021 and then will vest from and after the date of such achievement in four equal quarterly installments over the one-year period following such achievement;

•                  25% of the shares will begin vesting if the Company achieves $400 million in annualized Adjusted EBITDA on or before December 31, 2021 and then will vest from and after the date of such achievement in eight equal quarterly installments over the two-year period following such achievement; and

•                  25% of the shares will begin vesting if the Company achieves $550 million in annualized Adjusted EBITDA on or before December 31, 2021 and then will vest from and after the date of such achievement in four equal quarterly installments over the one-year period following such achievement.

During the vesting period of the performance grants, vesting will continue only if the achievement of previous targets is maintained. If any performance metric is not achieved on or before December 31, 2021 the shares tied to that performance metric will be forfeited, and if any performance metric is achieved time-vesting of the shares tied to that performance metric may continue to vest after December 31, 2021.

The following table outlines the 2017 performance-based restricted stock award opportunity at target as well as 1/3 of the target value, which is calculated based upon the closing price of our common stock on the grant date. Since the performance-based award is an end-to-end award, our Compensation Committee is now taking 1/3 of the total target award value (even though the performance period for this award is four years) into consideration when determining the value of the regular annual grant of restricted shares during this performance period.

Name	Target 2017 Performance Equity Award Value ($)	1/3 of the Performance Equity Award Opportunity ($)
Richard D. Calder, Jr.	5,656,000	1,885,333
Chris McKee	3,535,000	1,178,333
Michael T. Sicoli	3,535,000	1,178,333

2018 Performance-Based Restricted Stock Award. In November 2018, the Company announced that it was within reach of achieving its previous performance-based plan established in 2017. In connection with this announcement, the Company then established its next financial objectives of achieving $3.0 billion of revenue, $900 million of Adjusted EBITDA, and at least $5.00 per share of annualized Adjusted Free Cash Flow, another significant increase of the Company’s revenues and Adjusted EBITDA and a new cash flow objective this time to ensure balanced emphasis on both top line and bottom line metrics and tighter alignment with long-term drivers of shareholder value. These challenging objectives were set to help bring the company to its next growth stage. The 2018 next financial objective plan has a three-year performance period ending December 31, 2021.

•                  Adjusted Free Cash Flow is a financial metric commonly used in the industry in which we operate, and we describe how it is calculated from our financial statements in our Annual Report on Form 10-K under the heading “Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow.”

The following outlines the specific financial objectives for the 2018 performance-based award for our named executive officers. The performance period for this grant is through December 31, 2021. Specifically, these grants will be earned and vest as follows:

•                  15% of the shares will begin vesting if the Company achieves $2.5 billion in annualized revenue on or before December 31, 2021 and then will vest from and after the date of such achievement in eight equal quarterly installments over the two-year period following such achievement;

•                  15% of the shares will begin vesting if the Company achieves $3 billion in annualized revenue on or before December 31, 2021 and then will vest from and after the date of such achievement in four equal quarterly installments over the one-year period following such achievement;

•                  15% of the shares will begin vesting if the Company achieves $725 million in annualized Adjusted EBITDA on or before December 31, 2021 and then will vest from and after the date of such achievement in eight equal quarterly installments over the two-year period following such achievement;

•                  15% of the shares will begin vesting if the Company achieves $900 million in annualized Adjusted EBITDA on or before December 31, 2021 and then will vest from and after the date of such achievement in four equal quarterly installments over the one-year period following such achievement;

•                  20% of the shares will begin vesting if the Company achieves $2.50 per share of annualized Adjusted Free Cash Flow on or before December 31, 2021 and then will vest from and after the date of such achievement in eight equal quarterly installments over the two -year period following such achievement; and

•                  20% of the shares will begin vesting if the Company achieves $5.00 per share of annualized Adjusted Free Cash Flow on or before December 31, 2021 and then will vest from and after the date of such achievement in four equal quarterly installments the one-year period following such achievement.

During the vesting period of the performance grants, vesting will continue only if the achievement of previous targets is maintained. If any performance metric is not achieved on or before December 31, 2021 the shares tied to that performance metric will be forfeited, and if any performance metric is achieved time-vesting of the shares tied to that performance metric may continue to vest after December 31, 2021.

The following table outlines the 2018 performance-based restricted stock award opportunity at target as well as 1/3 of the target value, which is calculated based upon the closing price of our common stock on the grant date. Since the performance-based award is an end-to-end award, our Compensation Committee is now taking 1/3 of the total target award value (given that the performance period for this award is three years) into consideration when determining the value of the regular annual grant of restricted shares during this performance period.

Name	Target 2018 Performance Equity Award Value ($)	1/3 of the Performance Equity Award Opportunity ($)
Richard D. Calder, Jr.	5,409,600	1,803,200
Chris McKee	3,381,000	1,127,000
Michael T. Sicoli	3,381,000	1,127,000

Executive Perquisites and Benefits

We believe that it is appropriate to offer comprehensive and affordable health and welfare benefits to all full-time employees and their eligible family members. Executive officers are eligible to participate in our benefits programs on the same basis as all other full-time employees. We believe that a retirement program that assists all employees in preparing for retirement is essential to attract and retain talent, and we provide to our full-time employees in the U.S., including our executive officers, the opportunity to participate in a 401(k) plan with a matching contribution equal to 50% of the employee’s contribution which vests over five years. We do not provide perquisites to our named executive officers.

Employment Agreements

We believe that the protection of executives in the event of an involuntary termination or a change in control allows executives to focus on managing the business on a day-to-day basis. The employment agreements between us and certain of our named executive officers contain terms and conditions relating to payments, accelerated vesting of equity awards, and continuation of health benefits in the event of the severance of employment with us or upon our change in control. The specific terms and conditions relating to severance payments and accelerated vesting of equity awards for Mr. Calder, Mr. McKee and Mr. Sicoli are summarized and quantified below under the heading “Potential Payments Upon Termination or Change in Control”. No other new employment agreements with our named executive officers were entered into during 2018.

Tax and Accounting Considerations

We have not provided or agreed to provide any of our executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Internal Revenue Code of 1986 or the “Code”. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant stockholder interests could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Under Section 162(m) of the Code, compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief for qualified performance-based compensation that applies to compensation paid under certain binding contracts that were in effect as of November 2, 2017 and are not subsequently materially modified. Because of the lack of regulatory and other guidance pertaining to the future interpretation of Code Section 162(m) and the transition rule, no assurance can be given that compensation intended to qualify for Code Section 162(m)’s performance-based exception will qualify. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with business needs. We will continue to evaluate the impact of the elimination of the performance-based exception and the impact of the transition rule on our current and future compensation programs. The Compensation Committee may award compensation that is not fully deductible under Code Section 162(m) if the Compensation Committee believes that such compensation packages will best attract, retain, and award successful executives and contribute to achievement of business objectives.

2018 CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to disclose the annual total compensation of our median employee (excluding our CEO), the annual total compensation of our principal executive officer, our President and Chief Executive Officer Mr. Richard Calder, and the ratio of these two amounts.

The Company selected December 31, 2018, the last day of our most recently-completed fiscal year, as the date upon which the median employee was identified. As of this date the Company employed 3,151 employees globally. The Company included all our full-time employees, part-time employees and interns, excluding the CEO, in our analysis to identify the median employee. The Company did not elect to make any exclusions as permitted under the SEC rules.

A Consistently Applied Compensation Measure was used to identify the median employee based on the sum of base pay/regular wages, overtime, target bonus, commissions and equity grant date fair value. The Company elected to include target bonus payments and equity awards given the broad participation rates in these programs across the employee population. Annualized salary rates for full-time employees and hourly pay rates and actual hours worked were used as reasonable estimates of salary/wages.

Using the compiled data, the Company determined that the 2018 annual total compensation of our median employee as of December 31, 2018 was $57,537. Mr. Calder’s total Summary Compensation Table compensation for 2018 was $9,160,743. The ratio of these amounts was 159:1.

The CEO’s total Summary Compensation Table compensation for 2018 includes the performance-based restricted stock award that is only earned if pre-determined performance criteria are achieved within a three-year period of time before realizing any value for such award. Without the CEO’s performance-based restricted stock award in 2018, the CEO’s total Summary Compensation Table compensation for 2018 would have been $3,751,143 and the Company’s ratio would have been 65:1.

2018 Summary Compensation Table

The following table sets forth information regarding compensation earned or accrued during the fiscal years set forth below to each of our named executive officers:

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation(3) ($)	Total ($)
H. Brian Thompson,	2018	300,000	350,010	—	—	—	700,010
Executive Chairman	2017	250,000	350,017	—	—	—	600,017
	2016	225,000	250,002	—	—	—	475,002
Richard D. Calder, Jr.,	2018	575,000	8,163,774	—	409,719	12,250	9,160,743
Chief Executive Officer and President	2017	525,000	7,184,996	—	520,013	12,000	8,242,009
	2016	495,000	756,242	165,659	512,321	12,000	1,941,222
Chris McKee, General Counsel, Executive Vice President and Secretary	2018	375,000	4,471,679	—	195,953	12,250	5,054,882
	2017	350,000	4,554,321	—	247,625	9,000	5,160,946
	2016	340,000	359,214	78,687	218,398	9,000	1,005,299
Michael Sicoli,	2018	375,000	4,471,679	—	195,953	9,250	5,051,882
Chief Financial Officer	2017	350,000	4,268,932	—	227,815	9,000	4,855,747
	2016	340,000	359,214	78,687	216,298	9,000	1,003,199

(1)         Amount reflects the aggregate grant date fair value of stock and option awards, computed in accordance with FASB ASC Topic 718. See Note 11 of the “Notes to Consolidated Financial Statements — Share-Based Compensation” in our Annual Report on Form 10-K for the year ending December 31, 2018 for a discussion of assumptions made in determining the value of our stock and option awards. For the performance-based awards the value is based on the probable outcome of the performance conditions. The values of the such performance-based awards assuming achievement of the performance conditions at maximum levels are as follows: Mr. Calder — $5,656,000 for the November 2017 award, $450,000 for the one-time July 2018 award and $5,409,600 for the November 2018 award; Mr. McKee — $3,535,000 for the November 2017 award and $3,381,000 for the November 2018 award; and Mr. Sicoli — $3,535,000 for the November 2017 award and $3,381,000 for the November 2018 award.

(2)         Represents annual cash incentive compensation under our annual cash incentive programs for the years indicated. See “Annual Incentives (Cash Incentive Payments)” above for additional details on payments made under the 2018 annual cash incentive program.

(3)         Represents employer contributions to our 401(k) plan paid on behalf of the executives, which are provided on a non-discriminatory basis to all U.S. employees.

2018 Grants of Plan-Based Awards

The following table presents information on plan-based awards for the fiscal year ended December 31, 2018 to our named executive officers:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Target (#)	or Units (#)	Underlying Options (#)	Awards ($/Sh)	Awards(3) ($)
H. Brian Thompson	7/1/2018	(4)	—	—	—	—	7,778	—		350,010
Richard D. Calder, Jr.	—		310,500	575,000	1,150,000	—	—	—	—	—
	4/24/2018	(4)	—	—	—	—	38,349	—	—	1,854,174
	7/1/2018	(6)	—	—	—		10,000	—		450,000
	7/1/2018	(6)	—	—	—	10,000		—		450,000
	11/7/2018	(5)	—	—	—	140,000				5,409,600
Chris McKee	—		148,534	275,063	550,126	—	—	—	—	—
	4/24/2018	(4)	—	—	—	—	22,558	—	—	1,090,679
	11/7/2018	(5)	—	—	—	87,500		—		3,381,000
Michael T. Sicoli	—		148,534	275,063	550,126	—	—	—	—	—
	4/24/2018	(4)	—	—	—	—	22,558	—	—	1,090,679
	11/7/2018	(5)	—	—	—	87,500				3,381,000

(1)   The amounts shown in the threshold, target and maximum columns reflect the threshold, target and maximum amounts potentially payable under our 2018 Annual Incentive Plan, respectively, assuming the performance objectives and other conditions were achieved at specified levels. The actual amounts earned pursuant to the 2018 Annual Incentive Plan for 2018 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(2)   The amounts reflect the target number of shares of restricted stock subject to performance-based awards granted to the named executive officers in 2018. These awards are not subject to threshold or maximum payout levels and, accordingly, those columns have been omitted. These awards will vest and be earned only if certain performance goals are achieved as described in “Compensation Discussion —Long-Term Equity Incentive Compensation” above.

(3)   Amounts reflect the aggregate grant date fair value of stock awards, computed in accordance with FASB ASC Topic 718. See Note 11 of the “Notes to Consolidated Financial Statements — Share-Based Compensation” in our Annual Report on Form 10-K for the year ending December 31, 2018 for a discussion of assumptions made in determining the value of our stock awards.

(4)   Reflects the grant date of the annual restricted stock awards granted in 2018.

(5)   Reflects the grant date of the performance-based restricted stock awards in November 2018.

(6)   Reflects the grant date of one-time and performance-based restricted stock awards made in July 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth certain information concerning the number of outstanding equity awards held by our named executive officers as of December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
H. Brian Thompson						7,778	184,027	(8)
Richard D. Calder, Jr.	57,057	—	(2)	12.75	3/5/24	38,349	907,337	(11)	12,500	(13)	295,750
	24,392	4,173	(3)	18.19	4/9/25	5,432	128,521	(6)	140,000	(14)	3,312,400
	14,267	8,819	(5)	13.40	2/16/26	17,635	417,244	(9)	140,000	(15)	3,312,400
						29,658	701,708	(10)	10,000	(16)	236,600
						10,000	236,600	(12)
Chris McKee	1,529	—	(2)	12.75	3/5/24	22,558	533,722	(11)	7,812	(13)	184,832
	2,723	1,879	(3)	18.19	4/9/25	2,444	57,825	(6)	87,500	(14)	2,070,250
	1,952	4,190	(5)	13.40	2/16/26	8,376	198,176	(9)	87,500	(15)	2,070,250
						19,772	467,806	(10)
Michael T. Sicoli	17,499	2,501	(4)	18.47	4/13/25	22,558	533,722	(11)	7,812	(13)	184,832
	9,212	4,190	(5)	13.40	2/16/26	2,500	59,150	(7)	87,500	(14)	2,070,250
						8,376	198,176	(9)	87,500	(15)	2,070,250
						14,236	336,824	(10)

(1)     The value of equity awards is based on the closing price of our stock on the NYSE on December 31, 2018, the last trading day of the year, which was $23.66.

(2)     This stock option vested quarterly in equal installments through March 5, 2018.

(3)     This stock option vests quarterly in equal installments through April 9, 2019.

(4)     This stock option vests quarterly in equal installments through April 13, 2019.

(5)     This stock option vests quarterly in equal installments through February 16, 2020.

(6)     This restricted stock award vests quarterly in equal installments through April 9, 2019.

(7)     This restricted stock award vests quarterly in equal installments through April 13, 2019.

(8)     This restricted stock award vests in full on June 30, 2019.

(9)     This restricted stock award vests quarterly in equal installments through February 16, 2020.

(10)   This restricted stock award vests quarterly in equal installments through February 20, 2021.

(11)   This restricted stock award vests quarterly in equal installments through February 23, 2022.

(12)   This restricted stock award vests quarterly in equal installments through July 1, 2022.

(13)   This performance-based restricted stock award fully vested on February 1, 2019.

(14)   This performance-based restricted stock award vests as follows: (i) 25% of the shares will begin vesting if the Company achieves $1.5 billion in annualized revenue on or before December 31, 2021 and will continue to vest in eight equal quarterly installments over two years; (ii) 25% of the shares will begin vesting if the Company achieves $2 billion in annualized revenue on or before December 31, 2021 and will vest in four equal quarterly installments over one year; (iii) 25% of the shares will begin vesting if the Company achieves $400 million in annualized Adjusted EBITDA on or before December 31, 2021 and will continue to vest in eight equal quarterly installments over two years; and (iv) 25% of the shares will begin vesting if the Company achieves $550 million in annualized Adjusted EBITDA on or before December 31, 2021 and will continue to vest in four equal quarterly installments over one years. During the vesting period of the performance grants, vesting will continue only if the achievement of previous targets is maintained. If any performance metric is not achieved on or before December 31, 2021, the shares tied to that performance metric will be forfeited, and if any performance metric is achieved time-vesting of the shares tied to that performance metric may continue to vest after December 31, 2021.

(15)        This performance-based restricted stock award vests as follows: (i) 15% of the shares will begin vesting if the Company achieves $2.5 billion in annualized revenue on or before December 31, 2021 and will continue to vest in eight equal quarterly installments over two years; (ii) 15% of the shares will begin vesting if the Company achieves $3.0 billion in annualized revenue on or before December 31, 2021 and will vest in four equal quarterly installments over one year; (iii) 15% of the shares will begin vesting if the Company achieves $725 million in annualized Adjusted EBITDA on or before December 31, 2021 and will continue to vest in eight equal quarterly installments over two years; (iv) 15% of the shares will begin vesting if the Company achieves $900 million in annualized Adjusted EBITDA on or before December 31, 2021 and will continue to vest in four equal quarterly installments over one year; (v) 20% of the shares will begin vesting if the Company achieves $2.50 per share of annualized Adjusted Free Cash Flow on or before December 31, 2021 and will continue to vest in eight equal quarterly installments over two years; and (vi) 20% of the shares will begin vesting if the Company achieves $5.00 per share of annualized Adjusted Free Cash Flow on or before December 31, 2021 and will continue to vest in four equal quarterly installments over one year. During the vesting period of the performance grants, vesting would continue only if the achievement of previous targets is maintained. If any performance metric is not achieved on or before December 31, 2021, the shares tied to that performance metric will be forfeited, and if any performance metric is achieved time-vesting of the shares tied to that performance metric may continue to vest after December 31, 2021.

(16)        This performance-based restricted stock award will vest after the Company achieves two quarters in a row of positive net installations of monthly recurring revenue.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2018

The following table outlines any stock options that were exercised and any restricted stock or restricted stock units that vested for our named executive officers during the fiscal year ended December 31, 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
H. Brian Thompson	—	—	11,059	497,655
Richard D. Calder, Jr.	3,730	162,734	207,895	9,059,642
Chris McKee	2,920	132,282	126,573	5,511,175
Michael T. Sicoli	—	—	121,210	5,263,152

(1)         The value realized on exercise of an option award is based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the option.

(2)         The value realized on vesting of restricted stock awards is based on the fair market value of our common stock on the date of vesting, or, if the vesting date is not a trading day, on the trading day immediately preceding the date of vesting.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Arrangements with our Named Executive Officers

H. Brian Thompson. In October 2006, we entered into an “at-will” employment agreement with Mr. Thompson to serve as our Executive Chairman. Mr. Thompson’s annual base salary is subject to annual review and potential increase by our Compensation Committee. Mr. Thompson is also eligible to participate in the Company’s employee benefit plans in a manner consistent with full-time employees of the Company.

Richard D. Calder, Jr. In May 2007, we entered into an employment agreement with Mr. Calder to serve as our Chief Executive Officer and President, which was amended in July 2008, September 2011 and May 2017. Mr. Calder’s annual base salary is subject to annual review and potential increase by our Compensation Committee and he is eligible to participate in our annual and equity incentive plans, based on criteria established by our Compensation Committee. Mr. Calder is also eligible to participate in the Company’s employee benefit plans in a manner consistent with other employees of the Company.

In the event that Mr. Calder’s employment terminates due to his disability, he is entitled to continuation of his health benefits for twelve months following termination. In the event the Company terminates Mr. Calder’s employment without cause or he terminates his employment for good reason (each as defined in his employment agreement), he is entitled to (i) continuation of his base salary and health benefits for eighteen months following the termination of his employment; (ii) a pro-rata bonus through the effective date of termination; (iii) 100% of the target annual bonus for the eighteen month period after the date of termination; and (iv) accelerated vesting of 100% of all outstanding equity awards held by Mr. Calder upon termination. In addition, the employment agreement provides that all unvested equity awards held by Mr. Calder will immediately accelerate and vest upon a change in control (as defined in the employment agreement).

Mr. Calder’s employment agreement contains non-competition and non-solicitation restrictions that apply during the term of Mr. Calder’s employment and for one year thereafter.

Chris McKee. In April 2008, we entered into an employment agreement with Mr. McKee to serve as our General Counsel, which was amended in September 2011 and May 2017. Mr. McKee’s annual base salary is subject to annual review and potential increase by our Compensation Committee and he is eligible to participate in our annual and equity incentive plans, based on criteria established by our Compensation Committee. Mr. McKee is also eligible to participate in the Company’s employee benefit plans in a manner consistent with other employees of the Company.

In the event that Mr. McKee’s employment terminates due to his disability, he is entitled to continuation of his health benefits for twelve months following termination. In the event the Company terminates Mr. McKee’s employment without cause or he terminates his employment for good reason (each as defined in his employment agreement), he is entitled to (i) continuation of his base salary and health benefits for twelve months following the termination of his employment; (ii) a pro-rata bonus through the effective date of termination; and (iii) 100% of the target annual bonus for the twelve month period after the date of termination. In addition, the employment agreement provides that all unvested equity awards held by Mr. McKee will immediately accelerate and vest upon a change in control (as defined in the employment agreement).

Mr. McKee’s employment agreement contains non-competition and non-solicitation restrictions that apply during the term of Mr. McKee’s employment and for one year thereafter.

Michael T. Sicoli. In April 2015, we entered into an employment agreement with Mr. Sicoli to serve as our Chief Financial Officer, which was amended in May 2017. Mr. Sicoli’s annual base salary is subject to annual review and potential increase by our Compensation Committee and he is eligible to participate in our annual and equity incentive plans, based on criteria established by our Compensation Committee. Mr. Sicoli is also eligible to participate in the Company’s employee benefit plans in a manner consistent with other employees of the Company.

In the event that Mr. Sicoli’s employment terminates due to his disability, he is entitled to continuation of his health benefits for twelve months following termination. In the event the Company terminates Mr. Sicoli’s employment without cause or he terminates his employment for good reason (each as defined in his employment agreement), he is entitled to (i) continuation of his base salary and health benefits for twelve months following the termination of his employment; (ii) a pro-rata bonus through the effective date of termination; and (iii) 100% of the target annual bonus for the twelve month period after the date of termination. In addition, the employment agreement provides that all unvested equity awards held by Mr. Sicoli will immediately accelerate and vest upon a change in control (as defined in the employment agreement).

Mr. Sicoli’s employment agreement contains non-competition and non-solicitation restrictions that apply during the term of Mr. Sicoli’s employment and for one year thereafter.

Potential Payments Upon a Termination or Change in Control

Richard D. Calder, Jr. The following table describes the potential payments and benefits to which Mr. Calder would have been entitled if any of the following events occurred on December 31, 2018: (1) termination of Mr. Calder’s employment due to disability, (2) termination of Mr. Calder’s employment by us without cause or by Mr. Calder for good reason, and (3) a change in control of the Company. Mr. Calder is not entitled to any payments upon any other kind of termination of his employment.

Event	Continuation of Salary ($)	Continuation of Bonus ($)	Payment of 2018 Bonus ($)		Continuation of Health Benefits (1) ($)	Long-Term Incentives (2) ($)	Total ($)
Termination of employment due to disability	—	—	—		27,083	—	27,083
Termination of employment by us without “cause” or by Mr. Calder for “good reason”	862,500	862,500	575,000	(3)	40,625	10,564,166	12,904,791
“Change in control” of GTT	—	—	—		—	10,564,166	10,564,166

(1)   These amounts are based on 2018 premium rates.

(2)   Represents the value derived from accelerated vesting of restricted stock and stock options based on the closing stock price on December 31, 2018, the last trading day of the year, which was $23.66.

(3)   Assumes pro-rata bonus paid for the full year.

Chris McKee. The following table describes the potential payments and benefits to which Mr. McKee would have been entitled to if any of the following events occurred on December 31, 2018: (1) termination of Mr. McKee’s employment due to disability, (2) termination of Mr. McKee’s employment by us without cause or by Mr. McKee for good reason, and (3) a change in control of the Company. Mr. McKee is not entitled to any payment upon any other kind of termination of his employment.

Event	Continuation of Salary ($)	Continuation of Bonus ($)	Payment of 2018 Bonus ($)		Continuation of Health Benefits (1) ($)	Long-Term Incentives (2) ($)	Total ($)
Termination of employment due to disability	—	—	—		24,094	—	24,094
Termination of employment by us without “cause” or by Mr. McKee for “good reason”	375,000	275,000	275,000	(3)	24,094	—	949, 094
“Change in control” of GTT	—	—	—		—	5,687,732	5,687,732

(1)   These amounts are based on 2018 premium rates.

(2)   Represents the value derived from accelerated vesting of restricted stock and stock options based on the closing stock price on December 31, 2018, the last trading day of the year, which was $23.66.

(3)   Assumes pro-rata bonus paid for the full year.

Michael T. Sicoli. The following table describes the potential payments and benefits to which Mr. Sicoli would have been entitled to if any of the following events occurred on December 31, 2018: (1) termination of Mr. Sicoli’s employment due to disability, (2) termination of Mr. Sicoli’s employment by us without cause or by Mr. Sicoli for good reason, and (3) a change in control of the Company. Mr. Sicoli is not entitled to any payments upon any other kind of termination of employment.

Event	Continuation of Salary ($)	Continuation of Bonus ($)	Payment of 2018 Bonus ($)		Continuation of Health Benefits (1) ($)	Long-Term Incentives (2) ($)	Total ($)
Termination of employment due to disability	—	—	—		24,094	—	24,094
Termination of employment by us without “cause” or by Mr. Sicoli for “good reason”	375,000	275,000	275,000	(3)	24,094	—	949,094
“Change in control” of GTT	—	—	—		—	5,694,509	5,694,509

(1)   These amounts are based on 2018 premium rates.

(2)   Represents the value derived from accelerated vesting of restricted stock and stock options based on the closing stock price on December 31, 2018, the last trading day of the year, which was $23.66.

(3)   Assumes pro-rata bonus paid for the full year.

Related Person Transactions

Other than the compensation agreements and other arrangements described under “Compensation Discussion and Analysis” in this proxy statement or as set forth below, during 2018, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, had or will have a direct or indirect material interest. We have adopted a written policy, described in more detail below, that requires all future transactions between us and any such person to be approved in advance by our Audit Committee.

Benjamin Stein, who we have nominated for election to our Board of Directors, is affiliated with The Spruce House Partnership LP, or “Spruce House”. Spruce House is one of our significant stockholders and we engaged in certain transactions with Spruce House in 2018 prior to deciding to nominate Mr. Stein to our Board of Directors. We do not have any written agreement with Mr. Stein regarding his service as a member of our Board of Directors.

Concurrently with nominating Mr. Stein for election to our Board of Directors, we invited Zachary Sternberg, who is also affiliated with Spruce House, to serve as an unofficial observer at all meetings of our Board of Directors from and after the date Mr. Stein is elected as a director. As a Board observer Mr. Sternberg will not have any voting rights or other decision making authority. We do not have any written agreement with Mr. Sternberg granting him the right to serve as a Board observer, and he will serve in this position at the discretion of the Board. As a condition to becoming a Board observer, Mr. Sternberg will be required to enter into a Board Observer Agreement with us, in which, among other things, he will agree to maintain the confidentiality of all information obtained by him as a Board observer and to comply with our insider trading policy and certain other policies applicable to the members of our Board of Directors from time to time.

Spruce House acquired a portion of its shares in our Company during 2018 in connection with the equity financing for our acquisition of Interoute Communications Holdings S.A. The following transactions related to that financing:

•                  Share Purchase Agreement. We entered into a purchase agreement with Spruce House, dated as of February 23, 2018, pursuant to which we agreed to sell to Spruce House 170 shares of a newly created class of preferred stock of the Company, to be designated as the Series A Convertible Preferred Stock, for a total purchase price of $170 million. The 170 shares of Series A Convertible Preferred Stock issuable to Spruce House would have been convertible into 3,835,637 shares of our common stock (assuming there were no adjustments to the conversion price), reflecting a conversion price of $44.3212 per share. Subsequently, in order to simplify the issuance of the shares, we entered into an amended and restated purchase agreement with Spruce House on May 30, 2018, providing for payment of the same aggregate purchase price contemplated by the initial purchase agreement but, instead of the Series A Convertible Preferred Stock, providing for the sale to Spruce House of that number of shares of our common stock into which its Series A Convertible Preferred Stock would have been converted upon issuance, such that the sale price per share of our common stock would be the same as the conversion price of $44.3212 per share. Pursuant to the terms of the purchase agreement, we reimbursed Spruce House $387,000 for legal fees and $125,000 for governmental filing fees they incurred in connection with the transaction.

•                  Investor Rights Agreement. On May 31, 2018, Spruce House, the Company and certain other persons entered into an Investor Rights Agreement. Pursuant to the Investor Rights Agreement, Spruce House is entitled to certain registration rights with respect to the Company shares that it holds. In addition, Spruce House is subject to a standstill provision during the period commencing on May 31, 2018 and ending on the earliest of (a) the date on which the beneficial ownership of Spruce House and its affiliates in our common stock collectively no longer represents at least five percent (5%) of the shares of our then outstanding common stock, (b) May 31, 2021 and (c) the date of the consummation of a change of control of the Company, which we refer to as the “Standstill Period”. During the Standstill Period, Spruce House agreed not to acquire beneficial ownership of any securities of the Company without the prior consent of the Company (which consent is deemed to have been granted if the Company does not affirmatively advise Spruce House that the Company withholds such consent within one trading day after receiving the request for consent from Spruce House) so long as the total beneficial ownership of Spruce House and its controlled affiliates in our common stock, after giving effect to such acquisitions, would not exceed 25% of the Company’s total voting power (as defined in the Investor Rights Agreement, and subject to a lower percentage under certain circumstances) at such time or take certain specified control actions toward the Company without the prior written approval of the Company or the Board of Directors. On December 21, 2018, we granted consent to the acquisition by Spruce House and its controlled affiliates of shares of our common stock, at any time and from time to time, so long as the total beneficial ownership of Spruce House and its controlled affiliates in the shares, after giving effect to such acquisitions, would not exceed 25% of the Company’s total voting power at such time (subject to a lower percentage under certain circumstances).

Procedures for Approval of Related Person Transactions

Our policy for the review and approval of transactions between us and related persons is set forth in the charter of our Audit Committee. Pursuant to the charter of our Audit Committee, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and approve all transactions or arrangements to which we were or will be a participant, in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Additionally, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and make recommendations to the Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our Company, including consulting arrangements, employment agreements, change in control agreements, termination arrangements, and loans to employees made or guaranteed by us. In the course of its review of a related party transaction, the Audit Committee will consider: the benefits to the Company; the effect on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; the terms available to unrelated third parties or to employees generally; and any other matters the Audit Committee deems appropriate.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2018 with respect to compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by stockholders (1)	442,962	(2)	12.60	4,088,786	(3)
Equity compensation plans not approved by stockholders	—		—	—
Total	442,962	(2)	12.60	4,088,786	(3)

(1)         These plans include the 2018 Stock Option and Incentive Plan (the “2018 Plan”), the 2015 Stock Option and Incentive Plan (the “2015 Plan”), the 2011 Employee, Director and Consultant Stock Plan (the “2011 Plan”), the 2006 Employee, Director and Consultant Stock Plan (the “2006 Plan”) and the 2016 Employee Stock Purchase Plan.

(2)         Excludes purchase rights available under the 2016 Employee Stock Purchase Plan.

(3)         As of December 31, 2018, 3,692,469 shares of common stock were available for issuance under the 2018 Plan, and no additional shares were available for issuance under the 2015 Plan, the 2011 Plan or the 2006 Plan. As of December 31, 2018, 396,317 shares of common stock were available for issuance under the 2016 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE REPORT

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that GTT Communications, Inc. specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The Compensation Committee has reviewed the compensation discussion and analysis required by Item 402 of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the compensation discussion and analysis set forth above be included in this proxy statement.

Respectfully submitted by the Compensation Committee,

Howard Janzen, Chair
Theodore B. Smith, III
Rhodric Hackman
Julius Erving
Nick Adamo

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders, Directors, and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on April 1, 2019, by (1) each current director, director nominee and named executive officer of our Company, (2) all current directors, director nominees and named executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock.

Percentage of beneficial ownership is calculated based on 56,279,604 shares of common stock outstanding as of April 1, 2019. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 1, 2019, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Unless otherwise indicated, the principal address of each of the persons below is c/o GTT Communications, Inc., 7900 Tysons One Place, Suite 1450, McLean, Virginia 22102.

Name	Number of Shares Beneficially Owned	% of Outstanding Shares
Richard D. Calder, Jr.(1)	1,839,479	3.26%
Chris McKee(2)	523,428	*
Michael T. Sicoli(3)	399,261	*
H. Brian Thompson(4)	6,836,424	12.15%
S. Joseph Bruno	111,132	*
Rhodric C. Hackman	179,828	*
Howard Janzen	248,433	*
Theodore B. Smith, III	438,988	*
Nick Adamo	52,714	*
Elizabeth Satin	32,050	*
Julius Erving	7,731	*
Benjamin Stein(5)	12,375,000	21.99%
All executive officers and directors as a group	23,044,468	40.84%

Other 5% Stockholders:
Spruce House Investment Management LLC(6)	12,375,000	21.99%
T. Rowe Price Associates(7)	3,997,803	7.10%
Aleph Tiger Investors(8)	3,948,499	7.02%
The Vanguard Group(9)	3,834,219	6.81%

*                 Represents less than 1% of the outstanding common stock.

(1)         Includes 102,606 shares issuable upon exercise of options that are presently exercisable or that will be exercisable within 60 days of the record date.

(2)         Includes 8,139 shares issuable upon exercise of options that are presently exercisable or that will be exercisable within 60 days of the record date.

(3)         Includes 30,888 shares issuable upon exercise of options that are presently exercisable or that will be exercisable within 60 days of the record date.

(4)         Includes 6,210,171 shares of common stock owned by Universal Telecommunications, Inc. Mr. Thompson is the Chief Executive Officer and majority shareholder of Universal Telecommunications, Inc. The shares of Universal Telecommunications, Inc. not held by Mr. Thompson are owned by members of his family.

(5)         Represents 12,375,000 shares held by The Spruce House Partnership LP, which Mr. Stein is the beneficial owner of. Mr. Stein is a Managing Member of Spruce House Investment Management LLC, which is the investment adviser to The Spruce House Partnership LP, and a Managing Member of Spruce House Capital LLC, which is the general partner of The Spruce House Partnership LP.  The address for Mr. Stein is c/o Spruce House, 435 Hudson Street, Suite 804, New York, New York 10014.

(6)         Represents shares held by The Spruce House Partnership LP, which each of Spruce House Investment Management LLC, Spruce House Capital LLC, Zachary Sternberg and Benjamin Stein are beneficial owners of. The address for such entities and individuals is Spruce House, 435 Hudson Street, Suite 804, New York, New York 10014.

(7)         Represents shares beneficially owned by T. Rowe Price Associates, Inc. (“T. Rowe Price”). T. Rowe Price has sole voting power with respect to 867,594 shares, sole dispositive power with respect to 3,997,803 shares and no shared voting or dispositive power. The address for T. Rowe. Price is 100 E. Pratt Street, Baltimore, MD 21202.

(8)         Represents shares beneficially owned by Aleph Tiger Investors LP, Aleph Capital Partners GP Limited, Hugues Bernard Charles Lepic and Crestview III Tiger, L.P. (“Aleph Tiger”). Aleph Tiger has shared voting power with respect to 3,948,449 shares, shared dispositive power with respect to 3,948,449 shares and has no sole voting or dispositive power. The information with respect to Aleph Tiger is based solely on the Schedule 13G/A filed with the SEC on February 13, 2019. The address for Aleph Tiger is c/o Aztec Financial Services (Guernsey) Limited, East Wing Trafalgar Court Les Banques St Peter Port Guernsey, GY1 3PP, United Kingdom. The address for Hugues Bernard Charles Lepic is c/o Aleph Capital Partners LLP, 14 St George Street London, W1S 1FE, United Kingdom. The address for Crestview III Tiger, L.P. is 590 Madison Avenue, 36th Floor, New York, NY 1002.

(9)         Represents shares beneficially owned by The Vanguard Group (“Vanguard”). Vanguard has shared voting power with respect to 13,100 shares, shared dispositive power with respect to 94,974 shares, sole voting power with respect to 93,127 shares, and sole dispositive power with respect to 3,739,245 shares. The information with respect to Vanguard is based solely on the Schedule G filed with the SEC on February 11, 2019. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Based on our review of the copies of such filings for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016, we believe that each person who, at any time during such fiscal years, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal years, except for the untimely filings disclosed below. In nearly all cases, the Company inadvertently caused the filings to be made within the T+3 business day period for the customary settlement of securities transactions rather than the two business day period required by Section 16(a).

Name	Year 2016		Year 2017		Year 2018
	Late Form 4 Filings	Total Transactions	Late Form 4 Filings	Total Transactions	Late Form 4 Filings	Total Transactions
Richard D. Calder, Jr., Chief Executive Officer and Director	7	9	11	20	12	27
Brian Thompson, Chairman of Board of Directors	1	1	1	1	2	2
S. Joseph Bruno, a Director	2	4	4	5	2	3
Rhodric C. Hackman, a Director	1	1	1	1	1	1
Howard E. Janzen, a Director	1	1	3	4	2	3
Theodore B. Smith, III, a Director	1	1	3	4	2	3

Nick Adamo, a Director	4	4	3	4	2	3
Elizabeth Satin, a Director	1	1	3	4	3	4
Julius Erving, a Director	—	—	—	—	4	5
Michael Sicoli, Chief Financial Officer	2	2	6	6	9	13
Chris McKee, General Counsel and Secretary	6	12	12	25	12	21

Incorporation By Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in those sections shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C, or to the liabilities of Section 18 of the Exchange Act.

Recommendation of our Board of Directors

The Board of Directors recommends a vote “for” each of the nominees named herein.

PROPOSAL 2

ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act,” enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. We have currently elected to hold this advisory vote on executive compensation on an annual basis.

For the reasons stated below, we are requesting your approval of the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, compensation tables and narrative discussion is hereby APPROVED.”

The compensation of our named executive officers and our compensation philosophy and policies are described in the Compensation Discussion and Analysis and the accompanying tables (including all footnotes) and narrative, beginning on page 17 of this proxy statement which we urge you to review.

The Compensation Committee of our Board of Directors designs our compensation policies for our named executive officers to create executive compensation arrangements that are linked both to the creation of long-term growth, stockholder value and companywide performance, are competitive with peer companies of similar complexity and encourage stock ownership by our senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2018, the Compensation Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the designed objectives of driving superior business and financial performance, attracting, retaining and motivating our people, aligning our executives and stockholders’ long-term interests, focusing on the long-term and creating balanced program elements that encourage aligned, sustainable performance.

Neither the approval nor the disapproval of this resolution will be binding on the Company, the Board of Directors or the Compensation Committee or will be construed as overruling a decision by the Company, the Board of Directors or the Compensation Committee. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us, the Board of Directors or the Compensation Committee. However, the Compensation Committee values the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

Vote Required

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this Proposal is required for the approval of this Proposal.

Recommendation of our Board of Directors

The Board of Directors recommends a vote “for” the non-binding advisory resolution relating to the compensation of our named executive officers.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF COHNREZNICK LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR ENDING DECEMBER 31, 2019

CohnReznick LLP served as our independent registered public accounting firm in 2018 and our Board of Directors has retained it to do so in 2019. The Board has elected to ask our stockholders to ratify the appointment of the independent registered public accounting firm at the Annual Meeting as a matter of good corporate practice.

Stockholder ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain CohnReznick LLP, notwithstanding the fact that the stockholders did not ratify the appointment, or select another recognized accounting firm without re-submitting the matter to the stockholders. Even if the appointment is ratified, the Audit Committee reserves the right in its discretion to select a different recognized accounting firm at any time if it determines that such a change would be in the best interests of our Company and our stockholders.

Vote Required

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this Proposal.

Recommendation of our Board of Directors

The Board of Directors recommends a vote “for” the ratification of the appointment of CohnReznick LLP as the Company’s Independent Registered Public Accounting Firm for the current fiscal year ending December 31, 2019.

PROPOSAL 4

NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF HOLDING NON-BINDING, ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

SEC rules adopted pursuant to the Dodd-Frank Act require that, not less frequently than once every three years, we will include in the proxy materials for a meeting of stockholders containing executive compensation disclosure is an advisory resolution to approve the compensation of our named executive officers. This resolution is included as Proposal 2 in this proxy statement. The Dodd-Frank Act also requires that, not less frequently than once every six years, we enable our stockholders to vote on, on an advisory (non-binding) basis, on the frequency (one, two or three years) of future advisory (non-binding) stockholder votes to approve the compensation of our named executive officers. In accordance with such rules, we are requesting your vote to advise us of whether you believe future non-binding stockholder votes to approve the compensation of our named executive officers should occur every one, two or three years.

We believe that a non-binding stockholder vote on executive compensation should occur every year. Our executive compensation program is designed to create executive compensation arrangements that attract, retain and motivate qualified executive officers, establish wages and salaries that are competitive with those executives employed by similar firms in our operating industry and motivate employees by aligning their interests with those of our stockholders. As described in the Compensation Discussion and Analysis section above, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our long-term business strategy and therefore stockholders’ long-term interests, focusing on the long-term and creating balanced program elements that pay for performance. Thus, we grant awards with long-term strategic targets to encourage our named executive officers to focus on long-term performance.

We carefully review changes to our executive compensation program to maintain the consistency and credibility of the program. This is important for motivating and retaining our employees. We therefore believe that an annual vote is an appropriate frequency to provide our Compensation Committee the ability to consider stockholders’ input and to implement any appropriate changes to our executive compensation program.

For the reasons stated above, the Board of Directors is recommending a vote for a frequency of 1 YEAR for future non-binding stockholder votes to approve the compensation of our named executive officers. Note that stockholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. Instead, each proxy card provides for four choices with respect to this proposal: a one, two or three year frequency, or stockholders may abstain from voting on the proposal and you are being asked only to express your preference for a one, two or three year frequency or to abstain from voting.

Your vote on this proposal will be non-binding on the Company and the Board of Directors and will not be construed as requiring or overruling a decision by us or the Board of Directors. However, the Board of Directors values the opinions that our stockholders express in their votes and will consider the outcome of the vote when making determining the frequency of future stockholder advisory votes to approve the compensation of our named executive officers.

Vote Required

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this Proposal. Because there are four choices, it is possible that none of the alternative frequencies will receive a majority of the votes cast. However, stockholders will still be able to communicate their preference with respect to the frequency of say-on-pay proposals by choosing from among these three alternatives. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this Proposal.

Recommendation of our Board of Directors

The Board of Directors recommends a vote for a “1-YEAR”frequency for the non-binding advisory proposal on the frequency of future stockholder votes to approve the compensation of our named executive officers.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

This proxy statement and our annual report on Form 10-K are available on our Internet website at http://www.gtt.net/investor-relations/. Stockholders can elect to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce our printing and postage costs and the number of paper documents stockholders would otherwise receive. We will notify stockholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a stockholder’s consent will remain in effect until such stockholder revokes it by notifying us otherwise at GTT Communications, Inc., 7900 Tysons One Place, Suite 1450, McLean, Virginia 22102, Attention: Corporate Secretary. Stockholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this proxy statement. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on how to elect to access future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by writing us at GTT Communications, Inc., 7900 Tysons One Place, Suite 1450, McLean, Virginia 22102, Attention: Corporate Secretary.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The SEC rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more stockholders of record reside at the same address. Each stockholder will continue to receive a separate proxy card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. Stockholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this proxy statement. Once given, a stockholder’s consent will remain in effect until such shareholder revokes it by notifying our corporate secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Stockholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting our corporate secretary as described above.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the annual report on Form 10-K by contacting our corporate secretary as described above or by calling (703) 442-5500. Beneficial owners with the same address who receive more than one proxy statement and annual report on Form 10-K may request delivery of a single proxy statement and annual report on Form 10-K by contacting our corporate secretary as described above.

Other Matters

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

ANNUAL MEETING OF STOCKHOLDERS OF GTT COMMUNICATIONS, May 29, 2019 INC. INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 21003030400000000000 6 052919 approve the non-binding advisory resolution relating to the compensation 3. The Board of Directors recommends that you vote FOR the ratification public accounting firm for current fiscal year ending December 31, 1 YEAR 2 YEARS 3 YEARS ABSTAIN frequency of the shareholder votes on executive compensation. changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x A. Election of Directors: 1. The Board of Directors recommends that you vote FOR the listed nominees. NOMINEES: FOR ALL NOMINEESO Richard D. Calder, Jr. O H. Brian Thompson WITHHOLD AUTHORITYO S. Joseph Bruno FOR ALL NOMINEESO Rhodric C. Hackman O Howard E. Janzen FOR ALL EXCEPTO Nick Adamo (See instructions below)O Theodore B. Smith, III O Elizabeth Satin O Julius Erving O Benjamin Stein INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: B. Vote on Proposals FOR AGAINST ABSTAIN 2. The Board of Directors recommends that you vote FOR the Proposal to of our named executive officers. FOR AGAINST ABSTAIN of the appointment of CohnReznick LLP as our independent registered 2019. 4. The Board of Directors recommends that you vote for 1 YEAR for the Proposal to recommend, by non-binding advisory vote, the 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTORS, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND FOR “1 YEAR” FOR PROPOSAL 4. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.gtt.net/investor-relations/sec-filings COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS

- 0 GTT COMMUNICATIONS, INC. 7900 Tysons One Place Suite 1450 McLean, Virginia 22102 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GTT COMMUNICATIONS, INC. The undersigned appoints Richard D. Calder, Jr. and Chris McKee, and each of them, with full power to act without the other, as proxies, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of GTT Communications, Inc. ("GTT") held of record by the undersigned on April 1, 2019, at the Annual Meeting of Stockholders to be held on May 29, 2019, or any postponement or adjournment thereof. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTORS, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND FOR “1 YEAR” FOR PROPOSAL 4. (Continued and to be signed on the reverse side) 14475 1.1